[CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].]

Exhibit 2.1

Hillenbrand GERMANY HOLDING GmbH

Theodorstraße 10, 70469 Stuttgart

HRB 745827

Strictly Confidential

July 19, 2022

Iberis International S.à r.l.
20, boulevard Royal, L-2449 Luxembourg
Grand Duchy of Luxembourg
(as defined below, the "Beneficiaries’ Agent")

Mr. Timothy Cook
[***]

Mr. Didier Soumet
[***]

(together, the "Beneficiaries")

Re:	Project Pacman – Put Option Agreement

Dear Madam or Sir,

Reference is hereby made to our recent discussions relating to the contemplated acquisition of all the issued interests in the share capital and voting rights of Linxis Group, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 3, rue Menou, 44000 Nantes, France, and registered with the Registry of Commerce and Companies of Nantes under the number 831 207 568 (the "Company") (the "Transaction").

We ("we" or the "Purchaser") are pleased to enter into an irrevocable commitment to purchase from the Sellers the Transferred Securities in accordance with the terms and subject to the conditions (including, as the case may be, any condition precedent) set forth in (i) this letter agreement (the "Put Option Agreement"), (ii) a securities purchase agreement in the form attached hereto as Annex I (which form results from our previous negotiations) to be entered into between inter alia the Purchaser and the Beneficiaries (the "Securities Purchase Agreement") and (iii) a warranty agreement in the form attached hereto as Annex II (which form results from our previous negotiations) to be entered into between inter alia the Purchaser and the Beneficiaries (the "Warranty Agreement" and, together with the Securities Purchase Agreement, the "Transaction Agreements"), which the Beneficiaries’ Agent may, at its discretion and option, exercise in accordance with the procedures described below (the "Put Option") for an aggregate consideration determined in accordance with the terms of the Securities Purchase Agreement. Capitalized terms used in this Put Option Agreement and not otherwise defined shall have the meanings ascribed to them in the Securities Purchase Agreement attached hereto.

The parties acknowledge that the Put Option is irrevocable until the Put Option Expiry Time (as such term is defined below) and further acknowledge that the Put Option is a promesse unilatérale governed by article 1124 of the French Civil Code (Code civil) and does not constitute an offer (offre) governed by articles 1114 et seq. of the French Civil Code (Code civil). The Purchaser acknowledges that the Beneficiaries are parties to this Put Option Agreement solely in order to accept the benefit of the Put Option as an option and of the other representations, warranties and covenants of the Purchaser hereunder and to be bound by the covenants set forth in Sections 3 through 7 and the general provisions set forth in Sections 8 through 12. The Purchaser further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by a Beneficiary or any of its Affiliates to sell to the Purchaser or any of its Affiliates all or part of the Transferred Securities or to be bound by any obligation of any nature whatsoever in connection with the contemplated Transaction (other than those obligations set forth in this Put Option Agreement).

The Put Option is granted for the benefit of the Beneficiaries and shall benefit all the Sellers as soon as it will be exercised under the conditions provided for herein.

1.	Execution of the Transaction Agreements.

The Purchaser hereby irrevocably undertakes to execute and deliver the Transaction Agreements on the date and location (or, at the Beneficiaries’ Agent discretion, by way of electronic signature) set forth, after consultation with the Purchaser reasonably in advance, in a written request to such effect (an "Execution Notice") from the Beneficiaries’ Agent (on behalf of the Beneficiaries) provided that the proposed date set forth in the Execution Notice shall be a Business Day no less than two (2) Business Days and no more than ten (10) Business Days after the delivery of the Execution Notice, provided further that, if the Beneficiaries’ Agent determines in good faith that all the Sellers will not be capable of executing and delivering the Transaction Agreements within ten (10) Business Days after the delivery of the Execution Notice, the proposed date set forth in the Execution Notice shall be a Business Day determined in good faith by the Beneficiaries’ Agent after consultation with the Purchaser reasonably in advance, which cannot however be after 11:59 p.m. (Paris time) on November 30, 2022.

Following delivery of an Execution Notice by the Beneficiaries’ Agent and contemporaneously with the execution and delivery of the Transaction Agreements by or on behalf of all the Sellers (the date upon which the Transaction Agreements are executed and delivered by or on behalf all the Sellers being the "Execution Date"), the sale of the Transferred Securities will be deemed perfected and definitive on the terms and subject only to the conditions precedent set forth in the Securities Purchase Agreement, and all terms of the Transaction Agreements shall be deemed to apply to the parties thereto and the Purchaser shall be bound to purchase the Transferred Securities for the consideration and on the other terms and subject to the conditions precedent set forth in the Securities Purchase Agreement (notwithstanding any failure on the part of the Purchaser to execute and deliver the Transaction Agreements).

This Put Option Agreement shall automatically terminate upon the execution and delivery of the Securities Purchase Agreement by all the Sellers and the Purchaser, except that nothing herein shall relieve any party hereto from liability for any antecedent breach of this Put Option Agreement.

For the avoidance of doubt, once the Execution Notice has been sent, the provisions of Sections 3 (Information and Consultation Process) and following shall apply until the Securities Purchase Agreement is executed by all the Sellers.

2.	Exercise of the Put Option.

The Put Option will enter into force on the date hereof and shall, unless this Put Option Agreement is terminated prior to such time in accordance with its terms, remain valid until the earlier of:

(a)	11:59 p.m. (Paris time) on the seventh (7th) Business Day after the date on which the Information and Consultation Process (as defined below) is deemed to have been completed in accordance with Section 3 (Information and Consultation Process) below; and

(b)	11:59 p.m. (Paris time) on November 30, 2022,

(such earlier time being the "Put Option Expiry Time"), save for the exclusivity undertaking set out in Section 7, which shall remain valid until the end of the Exclusivity Period if, prior to the Put Option Expiry Time, the Beneficiaries’ Agent does not exercise the Put Option in accordance with the terms hereof or if the Sellers do not execute the Transaction Agreements on or prior to the Execution Date.

The Put Option can only be exercised by delivery of an Execution Notice by the Beneficiaries’ Agent prior to the Put Option Expiry Time.

If the Beneficiaries’ Agent delivers an Execution Notice and:

(a)	the Purchaser does not execute the Transaction Agreements at the date and location specified in the Execution Notice in accordance with Section 1 (Execution of the Transaction Agreements) above, the Beneficiaries’ Agent (on behalf of the Beneficiaries) shall be entitled to terminate this Put Option Agreement, without the need for a prior notice (mise en demeure préalable) and, as a consequence, the sale of the Transferred Securities, by delivering written notice to such effect to the Purchaser;

(b)	any Seller does not execute the Transaction Agreements by November 30, 2022 in accordance with Section 1 (Execution of the Transaction Agreements) above, the Purchaser shall be entitled to terminate this Put Option Agreement, without the need for a prior notice (mise en demeure préalable) and, as a consequence, the sale of the Transferred Securities, by delivering written notice to such effect to the Beneficiaries’ Agent.

Subject to the exclusivity undertaking set out in Section 7 of this Put Option which shall apply until the end of the Exclusivity Period, this Put Option Agreement shall automatically terminate on the Put Option Expiry Time if, prior to the Put Option Expiry Time, the Beneficiaries’ Agent does not exercise the Put Option in accordance with the terms hereof.

3.	Information and Consultation Process.

The Purchaser acknowledges that, before the Sellers are in a position to take any decision to enter into any binding agreement with respect to the Transaction, the social and economic committees (comités sociaux et économiques) of Esteve SAS (317 747 533 R.C.S. Bourges) and VMI (546 050 246 R.C.S. La Roche-sur-Yon) (the "Social and Economic Committees") shall be informed and consulted on the contemplated Transaction according to articles L. 2312-8 et seq. of the French Labor Code (Code du travail) (the "Information and Consultation Process").

The Beneficiaries shall request the management of Esteve SAS and VMI to initiate the Information and Consultation Process (i.e. provide the information note to the Social and Economic Committees and convene the first meeting of each Social and Economic Committee) with reasonable promptness after the date hereof and in any case by no later than ten (10) Business Days after the date hereof (provided that Purchaser has provided all the necessary information to establish the information note before that date), with a view to obtaining the opinions of the Social and Economic Committees as soon as reasonably possible after the date hereof and, in any event, before the Put Option Expiry Time.

Each Beneficiary further agrees that it shall, and shall cause its Affiliates (including the Group Companies):

(a)	to conduct diligently, in coordination with the management of Esteve SAS and VMI, the Information and Consultation Process;

(b)	to coordinate with the Purchaser and obtain its written consent prior to making any communication to any of the Social and Economic Committees regarding the intentions of the Purchaser concerning the Group Companies following completion of the contemplated Transaction, including in respect of their businesses, prospects and employees;

(c)	not to make, without the prior written consent of the Purchaser, any commitment whatsoever in connection with or related to the Transaction (or enter into any agreement or understanding) that would impose any obligation on, or adversely affect the Purchaser, any of its Affiliates and/or any Group Company before or after Closing, vis-à-vis all or part of the employees of any of the Group Companies and/or any of the Social and Economic Committees (including with respect to the terms of employment, employment preservation, employment benefits or equity arrangements of the employees of the Group Companies);

(d)	to regularly inform the Purchaser of the status and progress of the Information and Consultation Process and of any issue arising therefrom and, in particular, to:

(i)	provide the Purchaser with any material document and information to be communicated to any of the Social and Economic Committees and/or to any expert appointed upon the request of any of the Social and Economic Committees (if applicable) in advance of any material meeting of any of the Social and Economic Committees as part of the Information and Consultation Process;

(ii)	give the Purchaser and its advisors a reasonable opportunity to review and comment on the documents and information described in sub-paragraph (i) and give due regard and consideration to any reasonable comments provided by or on behalf of the Purchaser, it being understood that the exercise of such right shall not have the effect of unduly delaying the communication of the documents and information described in sub-paragraph (i);

(iii)	provide the Purchaser with copies of all material written correspondence, notices and other communications received by any Beneficiary and/or any of the Group Companies whose any Beneficiary is aware of in connection with the Information and Consultation Process as soon as reasonably practicable after receipt of the same; and

(iv)	provide the Purchaser with a copy of the minutes of all meetings of the Social and Economic Committees as part of the Information and Consultation Process (and, in particular, the meeting during which each Social and Economic Committee opines on or otherwise expresses a view on the contemplated Transaction or the relevant portion thereof) no later than two (2) Business Days after obtaining the same.

The Purchaser agrees that, upon reasonable prior written request of the Beneficiaries’ Agent, it shall, and shall cause its Affiliates to:

(a)	provide reasonably required presentations and other information for the sole purpose of the Information and Consultation Process, including any document or information (written or oral) relating to the Purchaser’s group or its strategy which the management of Esteve SAS and VMI, the Beneficiaries’ Agent, any of the Social and Economic Committees, or any expert appointed by any of the Social and Economic Committees, may reasonably request (including, if so requested, a document setting forth the structure chart of the Purchaser and its Affiliates and its and their ultimate shareholders, their background and history, including past investments in the same industry, if any, and their plans for the Group Companies and any consequences which the contemplated Transaction may have on the business and/or the employees of the Group Companies (or the measures that will be taken in connection therewith), if any);

(b)	procure that senior representatives of the Purchaser and its Affiliates, as designated at the Purchaser’s discretion, attend meetings of the Social and Economic Committees and meet with the relevant employees, employee representatives and their experts where and when reasonably requested and upon prior reasonable notice (taking into account necessary travel time depending on the location of the given representatives of the Purchaser); and

(c)	more generally, provide reasonable assistance and cooperation with a view to completing the Information and Consultation Process in a timely fashion.

For the purpose of this Put Option Agreement, the Information and Consultation Process shall be deemed to have been completed in relation to the contemplated Transaction on the date on which both Social and Economic Committees have issued a formal opinion (either positive, negative or neutral), or are deemed to have issued an opinion, with respect to the contemplated Transaction, it being understood that, in the absence of a formal opinion by any Social and Economic Committee, such opinion will be deemed to have been issued on the date on which the relevant Social and Economic Committee is deemed to have rendered an opinion in accordance with applicable collective agreements and Laws (and in particular pursuant to articles R. 2312-5 and R. 2312-6 of the French Labor Code (Code du travail)).

As soon as reasonably practicable and in any event no later than two (2) Business Days following the completion of the Information and Consultation Process, the Beneficiaries’ Agent shall notify the Purchaser of such completion.

4.	Required Antitrust and FDI Clearances.

The Purchaser shall initiate the process to obtain the Required Antitrust and FDI Clearances as soon as possible as from the date hereof.

Such process shall be managed under the conditions set out in Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement, as if such Article of the Securities Purchase Agreement had been set forth in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

In the event that all or part of the pre-filings, or, as the case may be, filings, referred to in Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement are made prior to the execution and delivery of the Securities Purchase Agreement, Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement shall be modified to reflect such fact.

5.	Financing.

The Purchaser makes the representations and warranties set forth in Article 5.3 (Financing) of the Securities Purchase Agreement, as if such Article of the Securities Purchase Agreement had been set forth in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers' Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries' Agent and the date of this Put Option Agreement.

6.	Covenants.

During the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) the Put Option Expiry Time, the Beneficiaries shall perform and comply with the obligations of the Sellers set forth in Articles 7.1 (Ordinary Course of Business), 7.2 (Access and Information), 7.4 (Termination of the Company Shareholders’ Agreement), 7.5 (Permitted Transfers), 7.6 ("Know Your Client" (KYC) Requirements), 7.7 (Assignment of trademarks), 7.8 (Other pre-Closing transactions) and 10.16 (Transfer Taxes) of the Securities Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Articles to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

7.	Exclusivity.

In consideration for our undertakings hereunder, during the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) December 31, 2022 (the "Exclusivity Period"), each Beneficiary shall not, and shall procure that none of its Affiliates shall, directly or indirectly (including through their professional advisors or representatives):

(a)	pursue, solicit, initiate or encourage any inquiries, proposals or offers by any Person (or group of Persons) other than the Purchaser and/or any of its Affiliates contemplating or relating to (i) an acquisition, transfer, disposal (or other form of similar transaction) of all or part of the interests in the Company and/or any other Group Company, (ii) a transfer, by any means, of all or a material part of the assets of any of the Group Companies, (iii) any merger, spin-off, contribution, business combination, recapitalization or similar transaction involving the Company and/or any other Group Company or any of their material assets and/or businesses or (iv) any other alternative transaction having the same economic effects as the contemplated Transaction, other than the transactions contemplated by this Put Option Agreement or as explicitly permitted by the Securities Purchase Agreement (any such inquiry or proposal being referred to as a "Transaction Proposal");

(b)	solicit or respond to solicitation of, initiate, engage in or pursue negotiations with any Person (or group of Persons) (other than the Purchaser and/or any of its Affiliates) relating to any Transaction Proposal;

(c)	enter into or undertake to enter into any agreement or arrangement with any Person (or group of Persons) (other than the Purchaser and/or any of its Affiliates) relating to any Transaction Proposal; or

(d)	make available, provide or give access to any information relating to any of the Group Companies and/or their assets, financial position, books and records, properties and/or businesses in connection with any Transaction Proposal.

8.	Confidentiality.

The terms of this Put Option Agreement are confidential and subject to Article 7.3 (Public Announcements) of the Securities Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

Notwithstanding the foregoing, the parties acknowledge and approve the disclosure of the existence of the Put Option and its contents to (i) the Social and Economic Committees in the context of the Information and Consultation Process, and (ii) to any competent Governmental Authority in order to obtain the Required Antitrust Clearances and Required FDI Clearance.

9.	Representations and Warranties.

Each Beneficiary hereby makes to the Purchaser the representations, warranties and acknowledgements of the Sellers set forth in Article IV (Representations and Warranties of the Sellers) of the Securities Purchase Agreement as of the date hereof and, solely for the purpose of the W&I Policy, the representations and warranties of the Sellers set forth in Article II (Representations and Warranties) of the Warranty Agreement, as if such representations, warranties and acknowledgements were incorporated herein in full and as if references in such Sections to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

The Purchaser hereby makes to the Beneficiaries the representations, warranties and acknowledgements of the Purchaser set forth in Article V (Representations and Warranties of the Purchaser) of the Securities Purchase Agreement as of the date hereof, as if such representations, warranties and acknowledgements were incorporated in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

10.	Beneficiaries’ Agent.

Each of the Beneficiaries hereby appoints irrevocably and exclusively Iberis International S.à r.l., and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code civil), to act in its name and on its own behalf and on behalf and in the name of all or part of the Beneficiaries, as its agent (mandataire) (the "Beneficiaries’ Agent") for the purposes of this Put Option Agreement. The parties hereto expressly acknowledge and accept that the Beneficiaries’ Agent shall notably be entitled to exercise the Put Option and to terminate this Put Option Agreement in the name and on behalf of the Beneficiaries in accordance with the terms hereof. Article 10.1 (Sellers’ Agent) of the Securities Purchase Agreement shall be incorporated in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

Any decision by the Beneficiaries’ Agent under this Put Option Agreement shall bind the Beneficiaries.

11.	Miscellaneous.

Each party hereto expressly acknowledges and agrees that it may seek specific performance (exécution forcée en nature) in the event of a breach by other party of its obligations under this Put Option Agreement in accordance with the provisions of article 1221 of the French Civil Code (Code civil). Each party hereto further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code civil) and, to the extent necessary, consequently waives its right to invoke such manifest disproportion in connection with such specific performance.

The Purchaser acknowledges and agrees that in no event would the COVID-19, any Pandemic Measure and/or the Ukrainian Situation constitute events of force majeure within the meaning of article 1218 of French Civil Code (Code civil).

The Purchaser acknowledges and agrees that, without prejudice to Section 2 (Exercise of the Put Option) above, the Put Option is definitive and irrevocable and that it cannot be withdrawn in any circumstance (either prior to or after the sending of an Execution Notice). To the extent that it is necessary, the Purchaser hereby declares that it gives its final and irrevocable consent to the purchase of the Transferred Securities pursuant to the exercise of the Put Option and subject to the terms and conditions of the Securities Purchase Agreement. Consequently, the Purchaser may not withdraw (rétracter) the Put Option for any reason whatsoever before the Put Option Expiry Time, and hereby acknowledges and accepts that any such withdrawal (rétractation), or any other similar action or intervention before such time, shall be null and void and of no effect.

Subject to the provision of this Put Option Agreement, the Purchaser and the Beneficiaries expressly and irrevocably waive (i) any right they may have under article 1226 of the French Civil Code (Code civil) to terminate this Put Option Agreement, (ii) any right they may have under articles 1186 and 1187 of the French Civil Code (Code civil) to claim that this Put Option Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction or the transactions contemplated hereby having terminated, lapsed or being ineffective for any reason whatsoever, (iii) any right they may have under article 1195 of the French Civil Code (Code civil) and fully assume any risk which may arise from any of the unforeseeable circumstances referred to under such article (including as a result of the COVID-19, any Pandemic Measure and/or the Ukrainian Situation or any fluctuation or change in market conditions), and accordingly no termination, lapse or variation of this Put Option Agreement (or any agreement or document entered into in connection with this Put Option Agreement) shall be permitted on the grounds of such provisions of the French Civil Code (Code civil), and (iv) the provisions of article 1190 of the French Civil Code (Code civil).

This Put Option Agreement (and any of the rights, interests or obligations hereunder) may not be assigned by either of the parties without the prior written consent of the other party, and may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, the Purchaser may elect, at its sole option and without the consent of the Beneficiaries, to assign all of its rights and obligations under this Put Option Agreement, at any time prior to the date on which the Execution Notice is delivered, to one of its Affiliates to the extent that the Purchaser remains jointly and severally liable for the performance by such Affiliate of its obligations hereunder.

This Put Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Put Option Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Put Option Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Articles 1.2 (Principles of Interpretation), 10.6 (Costs and Expenses) and 10.10 (Notices) of the Securities Purchase Agreement shall be incorporated in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Articles to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.

The obligations of the Beneficiaries under this Put Option Agreement are entered into on a several and not joint and several basis (conjointement mais non solidairement).

This Put Option Agreement (as well as any acceptance of the Put Option, any matters relating to the Put Option or to any such acceptance) shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Put Option Agreement or any non-contractual rights or obligations arising out of or in connection therewith.

Upon termination of the Put Option Agreement in accordance with the terms hereof, the Beneficiaries and the Purchaser shall be released from their respective obligations hereunder (including pursuant to Section 2 (Exercise of the Put Option)) (other than pursuant to (i) Section 7 (Exclusivity) if, prior to the Put Option Expiry Time, the Beneficiaries’ Agent does not exercise the Put Option in accordance with the terms hereof or if the Sellers do not execute the Transaction Agreements on or prior to the Execution Date, and pursuant to (ii) Section 8 (Confidentiality) and Section 11 (Miscellaneous)), except that nothing herein shall relieve the Purchaser and the Beneficiaries from liability for any antecedent breach of this Put Option Agreement and provided that any such termination shall be without prejudice to all other rights and remedies available to the Beneficiaries and the Purchaser, including the right to claim for damages.

12.	Electronic signature.

The parties to this Put Option Agreement:

(a)	acknowledge that this Put Option Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this Put Option Agreement in accordance with the provisions of article 1367 of the French Civil Code (Code civil) (i.e., DocuSign®);

(b)	expressly acknowledge that this Put Option Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code civil) and that it may be validly opposed to such parties;

(c)	agree to designate Paris (France) as the place of signature of this Put Option Agreement; and

(d)	acknowledge and accept that this Put Option Agreement shall be effective as from the date first written above.

Please acknowledge your receipt of this Put Option Agreement, and your acceptance of the benefit of the Put Option as an option to require the Purchaser to acquire the Transferred Securities in accordance with the terms hereof (which may be exercised by you at your discretion and option), by countersigning this Put Option Agreement in the space set forth below.

Yours faithfully,

Hillenbrand GERMANY HOLDING GmbH

By:	/s/ Kimberly K. Ryan
Name: Kimberly K. Ryan
Title: Managing Director

Acknowledged and agreed as of the date first set forth above:

IBERIS INTERNATIONAL S.À R.L.

By:	/s/ Andrew Townend
Name: Andrew Townend
Title: Manager

By:	/s/ Sandrine Anton
Name: Sandrine Anton
Title: Manager

MR. TIMOTHY COOK

/s/ Timothy Cook

MR. DIDIER SOUMET

/s/ Didier Soumet

Annex I

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

Hillenbrand GERMANY HOLDING GmbH

on the one hand

AND

THE SELLERS IDENTIFIED HEREIN

on the other hand,

WITH RESPECT TO

LINXIS GROUP

Dated: [●], 2022

TABLE OF CONTENTS

Article	Page

ARTICLE I	INTERPRETATION	2

1.1	Certain Definitions	2
1.2	Principles of Interpretation	10
1.3	Nature of the Sellers' Obligations	12

ARTICLE II	PURCHASE AND SALE	12

2.1	Agreement to Purchase and to Sell	12
2.2	Purchase Price	12
2.3	Allocation of the Purchase Price amongst the Sellers	12
2.4	Existing Indebtedness	13
2.5	Preliminary Information	13
2.6	Closing	14
2.7	Breach of Closing Obligations	17

ARTICLE III	CONDITIONS PRECEDENT TO CLOSING	18

3.1	Conditions Precedent	18
3.2	Responsibility for Satisfaction	18

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	20

4.1	General Representations by each Seller individually	20
4.2	Additional Representations by the Sellers on a several basis	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	22

5.1	Organization and Due Authorization of the Purchaser	22
5.2	Governmental Authorizations, Etc.	22
5.3	Financing	23
5.4	Acknowledgements	23

ARTICLE VI	LOCKED-BOX ARRANGEMENTS	24

6.1	Locked-Box Undertakings	24
6.2	Consequences of Breach	25

ARTICLE VII	PRE-CLOSING COVENANTS	26

7.1	Ordinary Course of Business	26
7.2	Access and Information	29
7.3	Public Announcements	30
7.4	Termination of the Company Shareholders' Agreement	31
7.5	Permitted Transfers	31
7.6	"Know Your Client" (KYC) Requirements	33
7.7	Assignment of trademarks	33
7.8	Other pre-Closing transactions	33

ARTICLE VIII	REPAYMENT AND INDEMNIFICATION OBLIGATIONS	34

8.1	Repayment Obligations of the Sellers	34
8.2	Indemnification Obligations of the Purchaser	34
8.3	Limitations on Liability	34

ARTICLE IX	TERMINATION	35

9.1	Termination	35
9.2	Effect of Termination	35

ARTICLE X	MISCELLANEOUS	36

10.1	Sellers' Agent	36
10.2	Non-compete and non-solicitation	37
10.3	Further Actions	38
10.4	Records	38
10.5	Brokers and Finders	38
10.6	Costs and Expenses	39
10.7	Unforeseeability	39
10.8	Specific Performance	39
10.9	Express Waivers	39
10.10	Notices	40
10.11	Professional Advice	40
10.12	Entire Agreement	41
10.13	No Third Party Rights; Assignment	41
10.14	Severability	41
10.15	Waivers and Amendments	41
10.16	Transfer Taxes	41
10.17	Governing Law and Submission to Jurisdiction	42
10.18	Electronic Signature	42

Annexes:

Annex 0:	Additional Sellers
Annex (C):	Allocation of the Securities on the date hereof
Annex (D):	Group Chart
Annex (E):	Data Room documentation
Annex 1.1:	Required Antitrust Clearances
Annex 2.6(c)(i)(B):	Reiterative Deed
Annex 2.6(c)(i)(D):	Persons resigning at Closing
Annex 2.6(c)(ii)(A):	Purchaser's Release
Annex 4.1:	Sellers’ Interests
Annex 6.1:	Permitted Leakage
Annex 7.1:	Exceptions to the Ordinary Course
Annex 7.6:	Instrument of Adherence
Annex 10.10:	Notices

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated [●], 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1.            HILLENBRAND GERMANY HOLDING GMBH, a company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany having its registered office at Theodorstraße 10, 70469 Stuttgart, Germany and registered with the Handelsregister of Stuttgart under number 745827 (the "Purchaser");

ON THE ONE HAND

AND EACH OF:

2.            IBERIS INTERNATIONAL S.À R.L., a company (société à responsabilité limitée) organized under the laws of Luxembourg having its registered office at 20, boulevard Royal, L-2449 Luxembourg, Grand-Duchy of Luxembourg, registered with the Trade and Companies Register of Luxembourg under number B215780 ("Iberis");

3.            MR. TIMOTHY COOK, an [***] born on [***] in [***], residing [***] ("TC");

4.            MR. DIDIER SOUMET, a [***] born on [***] in [***], residing [***] ("DS");

5.            Each of the other Persons identified in Annex 0 (the "Additional Sellers" and together with Iberis, TC and DS, the "Sellers" and, individually, a "Seller").

ON THE OTHER HAND

The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and, individually, as a "Party".

RECITALS:

WHEREAS:

(A)                  Linxis Group is a company (société par actions simplifiée) organized under the laws of France, having its registered office at 3, rue Menou, 44000 Nantes, France, and registered with the Registry of Commerce and Companies of Nantes under number 831 207 568 (the "Company").

(B)                  On the date of this Agreement, the Company has issued :

(i)            41,112,639 ordinary shares, each having a nominal value of €0.01 (the "Company Ordinary Shares");

(ii)           14.913.195 category A preferred shares (ADP A), each having a nominal value of €0.01 (the "Company ADP A Shares");

(iii)          611.040 category B preferred shares (ADP B), each having a nominal value of €0.01 (the "Issued Company ADP B Shares"); and

(iv)          83,000,000 bonds (obligations simples), each having a nominal value of €1 (the "Company Bonds").

(C)                  On the date hereof, the Sellers hold the number of Securities set forth opposite their respective names in the table set forth as Annex (C).

(D)                   The Company holds, directly or indirectly, shareholdings in the Entities set forth in the chart attached as Annex (D) (the "Subsidiaries"). The Company and its Subsidiaries shall hereinafter be referred to collectively as the "Group Companies" and individually as a "Group Company".

(E)                   As part of the proposed acquisition of the Transferred Securities, the Purchaser and its advisors have had access to and have been able to review the Information Memorandum, the Due Diligence Reports, the Management Presentation and documents of a financial, accounting, strategic, legal, social, tax, estate, environmental and operational nature concerning the Group Companies made available for the Purchaser's and its advisers' review in an electronic data room opened with Intralinks from May 3, 2022 until July 19, 2022 (the "Data Room"), a list of which is attached as Annex (E) as well as the Q&A Answers (the "Disclosed Information"); it being specified that all the Disclosed Information has been copied on the Put Option Date onto a series of secured individual storage devices of which (x) one will be provided to the Purchaser, (y) one will be retained by the Sellers' Agent and (z) one will be provided to the W&I Insurer, as soon as possible after the Put Option Date and in any event before July 26, 2022.

(F)                   Upon the terms and subject to the conditions set forth herein, the Purchaser wishes to purchase the Transferred Securities from the Sellers and the Sellers wish to sell the Transferred Securities to the Purchaser (in each case as to the Transferred Securities that each Seller will own immediately prior to Closing) (the "Transaction").

(G)                   The social and economic committee (comité social et écononomique) of each of VMI and Esteve SAS has been duly informed of and consulted on the Transaction in accordance with the applicable laws and regulations and all necessary opinions (avis) have been rendered as of the date hereof, copies of which have been provided to the Purchaser.

(H)                   The employees of the Company have individually waived their right to make a takeover offer according to article L. 23-10-1 of the French Commercial Code (Code de Commerce).

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE I
INTERPRETATION

1.1           Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

"Additional Amount" shall mean an amount equal to €71,437 per day multiplied by the exact number of days elapsed during the period starting on July 15, 2022 (excluded) and ending on the Closing Date (excluded) without taking into account, if any, the number of days elapsed during the period starting from the date initially set for the Closing in accordance with Article 2.6(a) (excluded) and the actual Closing Date (excluded) in the event that the Sellers’ Agent has exercised its right to set a new date for Closing in accordance with Article 2.7(b)(i);

"Additional Sellers" has the meaning ascribed to it in the Preamble;

"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, provided that (i) the term "Affiliates" of Iberis shall not include any Exempt Iberis Portfolio Companies (other than, until Closing, the Group Companies) and (ii) the Group Companies shall be deemed to be Affiliates of the Sellers until the Closing and to be Affiliates of the Purchaser after the Closing;

"Agreement" has the meaning ascribed to it in the Preamble;

"Allocable Fraction" when used with respect to a Seller, shall mean the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price, except that in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Article 4.1 or that such Seller (and/or its Restricted Payees) has received any Leakage, such fraction shall be deemed to be equal to one (1);

"Annex" shall mean an annex to this Agreement;

"Antitrust Clearance" shall mean the fact that, in accordance with the Antitrust Regulations, any Governmental Authority having jurisdiction with respect to the concentration resulting from the transactions contemplated by this Agreement:

(a)           authorizes such concentration, or

(b)           does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Antitrust Regulations, or

(c)           decides that such concentration falls outside the scope of the Antitrust Regulations;

provided that, for the avoidance of doubt, it is acknowledged that an Antitrust Clearance shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"Antitrust Regulations" shall mean any applicable Laws governing competition, merger control or antitrust pursuant to which the relevant Governmental Authority will be required to consider or review the concentration resulting from the acquisition by the Purchaser of the Transferred Securities in terms of its effect on the structure of the competition on the relevant markets;

"Article" shall mean an article to this Agreement;

"Base Purchase Price" has the meaning ascribed to it in Article 2.2(a)(i);

"Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France, Luxembourg, Grand Duchy of Luxembourg, Berlin, Germany and Batesville, Indiana, United States of America;

"CEO" shall mean the chief executive officer of the Company, i.e., TC;

"Closing" has the meaning ascribed to it in Article 2.6(a);

"Closing Date" has the meaning ascribed to it in Article 2.6(a);

"Closing Payments" has the meaning ascribed to it in Article 2.6(b);

"Company" has the meaning ascribed to it in Paragraph (A) of the Recitals;

"Company ADP A Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company ADP B Shares" shall mean the Issued Company ADP B Shares and the Non-Issued Company ADP B Shares;

"Company Bonds" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company Ordinary Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company Shareholders' Agreement" shall mean the shareholders' agreement of the Company dated October 12, 2017 (as amended, supplemented or otherwise modified from time to time, as the case may be) entered into by and between, inter alia, Iberis, TC, DS and the Additional Sellers;

"Confidentiality Agreement" shall mean the confidentiality agreement dated March 17, 2022 by and between Iberis and Hillenbrand, Inc.;

"Confidential Information" has the meaning ascribed to it in Article 7.3(a);

"Connected Person" shall mean, in relation to any Person, (x) his or her Affiliates, (y) any director, corporate officer, employee, agent or representative of any of his or her or its Affiliates and (z) his or her spouse, civil partner, children and other family members up to the third degree (parent jusqu'au troisième degré) and the trustees of a trust of which that Person, his or her spouse and/or civil partner and/or any of his or her children and/or other family members up to the third degree (parent jusqu'au troisième degré) are beneficiaries

"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" shall mean SARS-CoV-2 or COVID-19 as it exists up to the Put Option Date;

"Data Room" has the meaning ascribed to it in Paragraph (E) of the Recitals;

"Deducted Sellers' Expenses" has the meaning ascribed to it in Article 2.6(b)(i)(B);

"Disclosed" shall mean, with respect to any matter, fact, event or circumstance, that such matter, fact, event or circumstance is disclosed with sufficient detail and in a sufficiently transparent manner to enable any buyer to understand the nature, the scope and the impact of such fact, matter, event or circumstance disclosed on the Group Companies;

"Disclosed Information" has the meaning ascribed to it in Paragraph (E) of the Recitals;

Donations" has the meaning ascribed to it in Article 7.5(a);

"Donees" has the meaning ascribed to it in Article 7.5(a);

"Donors" has the meaning ascribed to it in Article 7.5(a);

"DS" has the meaning ascribed to it in the Preamble;

"Due Diligence Reports" shall mean (i) the financial due diligence report provided by 8Advisory , (ii) the strategic due diligence report provided by BCG, (iii) the legal and social due diligence report provided by Fidal, (iv) the tax due diligence report provided by Arsene and (v) the environmental due diligence report provided by Ramboll;

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), or other security (sûreté), similar real or personal right (droit réel ou personnel), option or other similar third party right restricting in any manner the ownership, the use or the transferability of the relevant asset, or an agreement or undertaking to create any of the foregoing (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Relevant Articles of Association, and (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

"Esteve SAS" shall mean a company (société par actions simplifiée) organized under the laws of France, having its registered office at 4, Place des Noyers, 18220 Rians, France, and registered with the Registry of Commerce and Companies of Bourges under number 317 747 533;

"Exempt Iberis Portfolio Company" shall mean any portfolio company of any private equity fund or similar investment vehicle managed or advised by IK Investment Partners Ltd or any of its Affiliates engaged in the business of managing or advising private equity funds;

"Existing Encumbrances" shall mean all the Encumbrances pursuant to the Existing Financing Agreement, which have been Disclosed in the Disclosed Information;

"Existing Indebtedness" shall mean all amounts (in principal, interest, penalties, commissions, breakage costs and any other sums, including in connection with mandatory prepayment) due by the Company as at the Closing Date pursuant to the Existing Financing Agreement;

"Existing Financing Agreement" shall mean the Senior Term and Revolving Facilities Agreement (as amended from time to time as the case may be) relating to certain credit facilities in an aggregate amount of €215,000,000, dated October 12, 2017, by and between, inter alia, the Company, acting as original borrower and original guarantor, BNP Paribas, Crédit Agricole Corporate and Investment Bank, Crédit Industriel et Commercial, Crédit Lyonnais et HSBC Bank PLC acting as mandated lead arrangers and original lenders, and Crédit Industriel et Commercial acting as agent and security agent, and any financing arrangements taken in accordance with the terms of the foregoing such as hedging arrangements, if any;

"French FDI Clearance" shall mean the approval of the transactions contemplated by this Agreement by the French Minister of the Economy pursuant to articles L. 151-3 and R. 151-1 et seq of the French Monetary and Financial Code or (ii) the obtaining of a written statement from the French Minister of the Economy pursuant to article R. 151-4 or R. 151-6 of the French Monetary and Financial Code that the business of the Group or the transactions contemplated by this Agreement do not fall under article L. 151-3, I of the French Monetary and Financial Code, provided that, for the avoidance of doubt, it is acknowledged that the French FDI Clearances shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"German FDI Clearance" shall mean the German Federal Ministry of Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz) (i) has issued a certificate of non-objection pursuant to Section 58 (1) sentence 1 of the German Foreign Trade an Payments Ordinance ("Non-Objection Certificate") or a clearance decision pursuant to Section 58a (1) sentence 1 of the German Foreign Trade and Payments Ordinance ("Clearance Certificate") or equivalent (including a written declaration of not having jurisdiction) in relation to the Transaction or (ii) has not initiated a formal investigation for the Transaction within two (2) months after receipt of a due application for a Non-Objection Certificate or a Clearance Certificate or (iii) in case of the initiation of a formal investigation, has not prohibited the Transaction within the applicable time period pursuant to Section 14a (1) No 2, (4), (5), (6), (7) of the German Foreign Trade and Payments Act, provided that, for the avoidance of doubt, it is acknowledged that the German FDI Clearances shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (including, for the avoidance of doubt, those Governmental Authorities listed in Annex 1.1 in connection with the Required Clearances) or pursuant to any Law;

"Group Companies" has the meaning ascribed to it in Paragraph (D) of the Recitals;

"Guarantee" shall mean any guarantee, joint undertaking (caution ou aval), comfort letter, letter of credit or any obligation to guarantee the repayment of, or assume, any Indebtedness of any Person;

"Holding Company" shall mean, with respect to a given Donor, a company Controlled by such Donor:

(a)            whose sole legal representative is the concerned Donor;

(b)           in which at least 50.1% of the share capital and voting rights belongs to the concerned Donor, and the remainder (as the case may be) to its spouse or ascendant or descendant;

(c)            whose applicable rules of majority and quorum provide that the vote of the aforementioned Donor will be necessary and sufficient to approve all the collective decisions proposed to the shareholders or the partners of such company; and

(d)           having as its sole activity the holding of Securities giving direct or indirect access to the capital of the Company;

"Iberis" has the meaning ascribed to it in the Preamble;

"Indebtedness" shall mean any obligation (whether incurred jointly, severally as principal or as surety or in any other capacity whatsoever) for the payment or repayment of money, whether present or future, actual or contingent including through the issuance of securities such as bonds (including loans, facilities, bank overdrafts or used line of credit, and shareholders' loans);

"Individual Net Purchase Price" when used with respect to a Seller, shall mean an amount equal to (i) the Portion of such Seller, (ii) minus its Allocable Fraction of the Deducted Sellers' Expenses (including any VAT applicable to such Seller), which may be deducted from its Portion in accordance with Article 2.6(b);

"Information Memorandum" shall mean the information memorandum relating to the Group Companies, dated as of March 2022 and prepared by Jefferies and Lazard;

"Insolvency Proceeding" shall mean (i) in the case of an Entity, any safeguard, bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties under applicable Laws, and (ii) in the case of a natural person, any personal bankruptcy or similar Proceeding applicable to individuals under applicable Laws;

"Instrument of Adherence" has the meaning ascribed to it in Article 7.5(b)(ii);

"Intellectual Property Right" shall mean any registered or unregistered patent, trademark, copyright and related rights, service mark, right in domain name, social media accounts and URLs, trade name, invention, logo, design right, right in invention, know-how, trade secrets, or similar registered or unregistered intellectual and/or industrial property right (droit de propriété intellectuelle ou industrielle) in any part of the world;

"Issued Company ADP B Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Key Employee" shall mean any officer or employee of the Group Companies who received fixed gross compensation from the Group Companies in excess of €100,000 or local equivalent at the relevant time;

"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in each case in force and binding upon the relevant Person;

"Leakage" shall mean any matters listed in Article 6.1 which occurs during the Locked-Box Period (other than Permitted Leakage);

"Locked-Box Date" shall mean January 1st, 2022;

"Locked-Box Period" shall mean the period from (but including) the Locked-Box Date until (and including) the Closing Date (but immediately prior to Closing);

"Long-Stop Date" shall mean December 31, 2022, or any subsequent date mutually agreed in writing between the Purchaser and the Sellers' Agent;

"Loss" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, certain et direct under French Law;

"Management Presentation" shall mean the management presentation dated May 20, 2022;

"Material Contracts" shall have the meaning ascribed to it in the Warranty Agreement;

"Non-Issued Company ADP B Shares" shall mean the 183,943 category B preferred shares (ADP B), each having a nominal value of €0.01, that have been allocated to employees of the Group Companies and/or corporate officers of the Company who are foreign tax residents and that will automatically be issued on the Closing Date (but prior to Closing) in accordance with the plan of free grant of category B preferred shares (ADP B) approved by the president of the Company on March 29, 2018;

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Pandemic Measures" shall mean any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other mandatory measure imposed by any Governmental Authority in connection with, or in respect of, COVID-19;

"Paragraph" shall mean a paragraph of this Agreement;

"Parties" has the meaning ascribed to it in the Preamble;

"Payoff Letter" has the meaning ascribed to it in Article 2.5(b);

"Permitted Beneficiary" has the meaning ascribed to it in Article 7.5(b);

"Permitted Leakage" has the meaning ascribed to it in Article 6.1;

"Permitted Transfer" has the meaning ascribed to it in Article 7.5(b);

"Person" shall mean a natural person, Entity, or Governmental Authority;

"Pivot Bank Account" shall mean the bank account to be opened and managed by the Sellers' Agents on behalf of the Sellers, the details of which shall be notified by the Sellers' Agent to the Purchaser in the Pre-Closing Certificate;

"Portion", when used with respect to a Seller, shall mean the portion of the Purchase Price allocated to the Transferred Securities owned by such Seller in accordance with Article 2.3;

"Pre-Closing Certificate" has the meaning ascribed to it in Article 2.5(a);

"Press Release" has the meaning ascribed to it in Article 7.3(a);

"Proceeding" shall mean any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Projections" has the meaning ascribed to it in Article 5.4(c);

"Purchase Price" has the meaning ascribed to it in Article 2.2(a);

"Purchaser" has the meaning ascribed to it in the Preamble;

"Purchaser's Release" has the meaning ascribed to it in Article 2.6(c)(ii)(A);

"Put Option Date" shall mean July 19, 2022;

"Q&A Answers" shall mean the written answers provided by the management of the Group Companies, the Sellers or their respective advisors to the queries made by the Purchaser and its advisors in connection with the information set out in the Due Diligence Reports and the Data Room;

"Relevant Articles of Association" when used with reference to a specified Entity, shall mean the Organizational Documents of such Entity;

"Required Antitrust Clearances" shall mean the Antitrust Clearances listed on Annex 1.1;

"Required Clearances" shall mean, collectively, the Required Antitrust Clearances and the Required FDI Clearances;

"Required FDI Clearances" shall mean, collectively, the French FDI Clearance and the German FDI Clearance;

"Restricted Business" shall mean the designing, studying, executing, assembling, manufacturing, and commissioning of equipment used for the production, processing or manufacturing of food (including food for humans and pets) and pharmaceutical, bakery, cosmetic and chemicals products, and the supply of after-sales support, service, maintenance, parts or automation solutions for the same;

"Restricted Payee" shall mean:

(a)            in relation to any Seller which is an Entity, (x) the Seller and its Affiliates and (y) any director, corporate officer, employee, agent or representative of that Seller or of any of his or her or its Affiliates; and

(b)            in relation to any Seller who is a natural person, (x) the Seller and his or her Affiliates, (y) any director, corporate officer, employee, agent or representative of that Seller or of any of his or her or its Affiliates and (z) his or her spouse, civil partner, children and other family members up to the third degree (parent jusqu'au troisième degré) and the trustees of a trust of which that Person, his or her spouse and/or civil partner and/or any of his or her children and/or other family members up to the third degree (parent jusqu'au troisième degré) are beneficiaries;

for the avoidance of doubt, "Restricted Payees" shall not include the Group Companies;

"Restricted Seller" shall mean each of DS, Mr. Dominique Denoël and Mr. Blake Day;

"Securities" shall mean (i) the Company Ordinary Shares, (ii) the Company ADP A Shares, (iii) the Issued Company ADP B Shares and (iv) the Company Bonds;

"Securityholdings Table" shall mean the securityholdings table set forth in Annex (C) (as such Annex shall be updated by the Sellers' Agent to reflect any transfers of Securities (including as a result of any Permitted Transfer under Article 7.5), occurring no later than prior to the delivery of the Pre-Closing Certificate and thereafter any transfer only by reason of death);

"Sellers" has the meaning ascribed to it in the Preamble, it being specified that "Sellers" shall also be deemed to include any transferee of any Seller as a result of any Permitted Transfer under Article 7.5;

"Sellers' Agent" has the meaning ascribed to it in Article 10.1(a);

"Sellers' Expenses" shall mean the fees and expenses (including VAT, to the extent applicable) incurred by the Sellers' Agent on behalf of the Sellers in connection with the Transaction, as set out in the Pre-Closing Certificate;

"Sellers' Representatives" has the meaning ascribed to it in Article 5.4(b);

"Subsidiaries" has the meaning ascribed to it in Paragraph (D) of the Recitals;

"Tax" shall mean: (i) all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference (including income tax, corporation tax, capital gains tax, registration tax, inheritance tax, withholding tax, net wealth tax, value added tax, turnover tax, customs and other import or export duties, excise duties, capital taxes, transaction taxes and stamp duties as well as social security contributions or charges and other similar contributions) and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other Person, including payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Governmental Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person, including pursuant to any tax consolidation agreement;

"Tax Authority" shall mean any Governmental Authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

"Tax Benefit", with respect to any Leakage, shall mean the aggregate of:

(a)            the amount equal to any Tax saving or benefit (other than VAT), including any Tax reduction, Tax credit or Tax deduction for any Group Company or for any tax consolidated group or fiscal unity to which any Group Company belongs, attributable to the relevant Leakage, to the extent such Tax saving or benefit has effectively led to a cash saving during the fiscal year during which the Leakage occurs or the following fiscal year; and

(b)           the amount of VAT which is (or is reasonably expected to be) recoverable or can be offset by any Group Company in connection therewith;

"TC" has the meaning ascribed to it in the Preamble;

"Transaction" has the meaning ascribed to it in Paragraph (F) of the Recitals;

"Transferred Securities" shall mean (i) all the Securities and (ii) the Non-Issued Company ADP B Shares;

"Ukraine Situation" shall mean the war and related military actions and armed hostilities happening in Ukraine since February 24, 2022, or any evolution, escalation or worsening thereof, occurring in Ukraine;

"Vice-President & CFO" shall mean the vice-president and chief financial officer of the Company, i.e., Mrs Anne Brifault;

"VMI" shall mean a company (société par actions simplifiée) organized under the laws of France, having its registered office at P.A des Marches de Bretagne, 70 rue Anne de Bretagne, 85600 Saint Hilaire de Loulay, France, and registered with the Registry of Commerce and Companies of La Roche-sur-Yon under number 546 050 246;

"Warranty Agreement" shall mean the warranty agreement entered into by the Sellers and the Purchaser on the date hereof in connection with the Transaction;

"W&I Insurer" shall mean Aviva Insurance Ireland Designated Activity Company;

"W&I Policy" shall mean the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurer in respect of the representations and warranties made by the Sellers to the Purchaser hereunder; and

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2            Principles of Interpretation. In this Agreement:

(a)            All references herein to Articles, Paragraph and Annexes shall be deemed references to articles, paragraphs and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Annexes are inserted for convenience only, and shall have no legal effect.

(b)            The Annexes to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same.

(c)            The dispositions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

(d)            The following rules of interpretation shall apply unless the context shall require otherwise:

(i)            Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.

(ii)            Whenever used in this Agreement:

(A)            the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B)            the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or Paragraph in which the reference appears; and

(C)            except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii)           A reference to a specific time of day shall be to local time in Paris, France.

(iv)           A reference to any Party to this Agreement or any other agreement or document includes such Party's successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.

(v)            A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)           A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation. In addition, any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(vii)          A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party's benefit, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly and irrevocably waives the benefits of articles 1190 and 1602 of the French Civil Code (Code Civil).

(viii)         Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(ix)           An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens".

(x)            When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(xi)           Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.

1.3            Nature of the Sellers' Obligations. Except as provided in Article 7.5(b)(iii), the representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement, including the representations and warranties of the Sellers set forth in Article IV (Representations and Warranties of the Sellers) and the obligations of the Sellers set forth in Article VIII (Repayment and Indemnification Obligations) are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement and except as provided in Article 7.5(b)(iii), no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1            Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell and deliver to the Purchaser all but not less than all the Transferred Securities it holds and set forth opposite each Seller's name in the Securityholdings Table, free and clear of all Encumbrances, together with all rights and benefits attaching thereto at the Closing.

2.2            Purchase Price.

(a)            The aggregate consideration to be paid for the Transferred Securities (the "Purchase Price") shall be an amount equal to the result of the following formula:

(i)            four hundred seven million three hundred ninety-five thousand two hundred seventy-six euros (€407,395,276) (the "Base Purchase Price"); plus

(ii)            the Additional Amount; less

(iii)           any amount, if any, deducted pursuant to Article 6.2(a).

(b)            The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Article VI (Locked-Box Arrangements) and Article VIII (Repayment and Indemnification Obligations) (in which case the term "Purchase Price" shall refer to the Purchase Price so adjusted).

2.3           Allocation of the Purchase Price amongst the Sellers

(a)            The Purchase Price shall be allocated amongst the Sellers and class of Transferred Securities based upon the number and class of Transferred Securities sold by each Seller to the Purchaser as determined in the Pre-Closing Certificate in accordance with the provisions set forth in Article 2.2. Notwithstanding anything to the contrary, such allocation of the Purchase Price shall not result in the Company Bonds being sold for less than an amount equal to their nominal value as increased by any accrued and unpaid interest as of the Closing Date.

(b)            The allocation of the Purchase Price and, for the avoidance of doubt, the allocation of the Sellers' Expenses and the Deducted Sellers' Expenses, and the Pivot Bank Account are the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no, and shall be held harmless by the Sellers of, liability whatsoever in respect thereof.

2.4            Existing Indebtedness

(a)            The Purchaser acknowledges that the Existing Indebtedness shall become repayable on the Closing Date in accordance with its terms as a consequence of the transfer by the Sellers of their respective Transferred Securities.

(b)            As an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of the Company, or cause the repayment by it of the full amount of the Existing Indebtedness in accordance with Article 2.6(b)(iii).

(c)            The Sellers shall procure cooperation by the Group Companies regarding the repayment of the Existing Indebtedness and the release of all the Existing Encumbrances in relation to the Existing Financing Agreement.

2.5            Preliminary Information

(a)            No later than five (5) Business Days prior to the Closing Date, the Sellers' Agent shall deliver a certificate (the "Pre-Closing Certificate") to the Purchaser setting forth, by reference to a stated Closing Date:

(i)            the amount of any Leakage identified in accordance with Article 6.2;

(ii)            the Purchase Price and its final allocation amongst the Sellers and class of Transferred Securities, in accordance with the provisions of Article 2.2;

(iii)           an updated version of the Securityholdings Table;

(iv)           the aggregate amount of the Sellers' Expenses and Deducted Sellers' Expenses and their allocation amongst the Sellers and the Sellers' advisors, in accordance with the provisions of Article 2.6(b);

(v)            for each Seller, its Individual Net Purchase Price;

(vi)           an estimate of the Existing Indebtedness;

(vii)          the details of the Euro-denominated accounts (including full IBAN details) opened in the names of the Sellers' advisors into which the Deducted Sellers' Expenses shall be paid in the name and on behalf of the Sellers by the Purchaser by wire transfers in immediately available cleared funds at Closing pursuant to Article 2.6(b);

(viii)         the details of the Euro-denominated Pivot Bank Account (including full IBAN details) into which the proportion of the Purchase Price due to the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions) (after deduction of the Deducted Sellers' Expenses) shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.6(b);

(ix)            the details of the Euro-denominated accounts (including full IBAN details) of each Seller holding its Transferred Securities through a plan d’épargne en actions into which the Individual Net Purchase Price of such Seller regarding its Transferred Securities held through a plan d’épargne en actions shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.6(b).

(b)            No later than five (5) Business Days prior to the Closing Date, the Sellers' Agent shall use its commercially reasonable efforts to deliver to the Purchaser a statement issued by the agent under the Existing Financing Agreement (the "Payoff Letter") setting forth:

(i)            the full and precise amount of the Existing Indebtedness;

(ii)            the details of the Euro-denominated accounts (including full IBAN details) into which such sums shall be paid by the Company or the Purchaser at Closing; and

(iii)           confirming that, upon payment in full of the amount referred to in paragraph (i) above to the account referred to in paragraph (ii) above, the Existing Encumbrances shall be released in full.

2.6            Closing.

(a)            Provided that (x) each of the conditions to the respective obligations of the Parties set forth in Article 3.1 are satisfied or waived, and (y) this Agreement has not been previously terminated pursuant to Article 9.1, the consummation of the purchase and sale of the Transferred Securities (the "Closing") shall be held at the offices of Linklaters LLP, located in 25, rue de Marignan, 75008 Paris, France, at 9 a.m. on the date which is ten (10) Business Days following the day on which all of the conditions to Closing set forth in Article 3.1 are satisfied or waived, or at such other location, time of day or date as the Purchaser and the Sellers' Agent may agree in writing. The date on which the Closing shall take place is referred to herein as the "Closing Date".

(b)            Closing Payments. At Closing, the following payments (the "Closing Payments") shall be made in accordance with the instructions and for the amounts set forth in the Pre-Closing Certificate and Payoff Letter:

(i)            Sellers' Expenses. The Sellers hereby expressly authorize the Purchaser to withhold and deduct, from that part of the Purchase Price to be received by each of the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions), the aggregate amount of the Deducted Sellers' Expenses, as notified by the Sellers' Agent in the Pre-Closing Certificate, and give an irrevocable instruction to the Purchaser to pay on their behalf the Deducted Sellers' Expenses directly to the Sellers' advisors, provided however that:

(A)            concerning the Sellers who own part of their Transferred Securities through a plan d'épargne en actions, their Allocable Fraction of the Sellers' Expenses with respect to their Transferred Securities held through a plan d’épargne en actions will be withheld and deducted, as the case may be and to the extent possible, from the portion of the Purchase Price corresponding to the Transferred Securities owned outside the plan d'épargne en actions, as notified by the Sellers' Agent in the Pre-Closing Certificate on the basis of the information to be provided in accordance with Article 10.1(g);

(B)            if the portion of the Purchase Price corresponding to the Transferred Securities owned by a given Seller outside the plan d'épargne en actions is not sufficient to cover such Seller's Allocable Fraction of the Sellers' Expenses, the remaining part of such Seller's Allocable Fraction of the Sellers' Expenses shall not be withheld and deducted by the Purchaser and shall be paid individually by the concerned Sellers directly to the Sellers' advisors on the Closing Date by wire transfer or through a remittance of certified or bank checks to the Sellers' Agent at the latest two (2) Business Days prior to the Closing Date.

The portion of the Sellers' Expenses which can be deducted from the Purchase Price by the Purchaser in accordance with the foregoing, is referred to herein as the "Deducted Sellers' Expenses". It shall be the responsibility of the Sellers to provide the desired allocation to the Purchaser.

(ii)            Payment of the Purchase Price. At Closing, the Purchaser shall:

(A)            pay that part of the Purchase Price to be received by each of the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions) (after deduction of the Deducted Sellers' Expenses) by wire transfer of immediately available cleared funds to the Pivot Bank Account, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate. It is specified that upon such payment, the Purchaser shall be released from all its obligations in respect of the payment of that part of the Purchase Price to such Sellers and have no further liability in relation thereto, and such Sellers acknowledge that they shall have no recourse of any nature whatsoever against the Purchaser in connection with such payment of that part of the Purchase Price. The Purchaser shall not be liable towards any of such Sellers nor any of the Sellers' advisors as to how that part of the Purchase Price is thereafter allocated among them;

(B)            pay to the Sellers holding their Transferred Securities through a plan d’épargne en actions their respective Individual Net Purchase Price with respect to their Transferred Securities held through a plan d’épargne en actions (provided that, for the avoidance of doubt, no Sellers’ Expenses shall be deducted from such Individual Net Purchase Prices) by wire transfer of immediately available cleared funds to the Euro-denominated accounts of such Sellers, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate. It is specified that upon such payment, the Purchaser shall be released from all its obligations in respect of the payment of the Individual Net Purchase Price to such Sellers and have no further liability in relation thereto, and such Sellers acknowledge that they shall have no recourse of any nature whatsoever against the Purchaser in connection with such payment of their Individual Net Purchase Price. The Purchaser shall not be liable towards any of such Sellers as to how their portion of the Purchase Price is thereafter allocated among them;

(C)            pay to the Sellers' advisors by wire transfers of immediately available cleared funds their respective portion of the Deducted Sellers' Expenses, in such amounts and to such accounts as indicated by the Sellers' Agent for such purpose in the Pre-Closing Certificate.

(iii)            Repayment of the Existing Indebtedness. At Closing, the Purchaser shall:

(A)            repay in full the Existing Indebtedness on behalf of the Company in immediately available cleared funds, with value date (date de valeur) on the Closing Date; or

(B)            make available to the Company, in immediately available cleared funds, amounts sufficient to enable it to repay in full the Existing Indebtedness as set out in the Payoff Letter with value date (date de valeur) on the Closing Date and procure that the Company repays the Existing Indebtedness as set out in the Payoff Letter, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of the Existing Financing Agreement.

(c)            Closing Deliverables. At Closing:

(i)            the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(A)            duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser in respect of all the Transferred Securities set forth opposite such Seller's name in the Securityholdings Table;

(B)            for each Seller, three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all the Transferred Securities held by such Seller (other than the Company Bonds) substantially in the form set out in Annex 2.6(c)(i)(B);

(C)            the updated share transfer registers (registres des mouvements de titres), together with the updated security holder's individual accounts (comptes individuels d'actionnaires) for the Company, with entries made to record the transfer of the Transferred Securities to the Purchaser on the Closing Date;

(D)            unconditional resignation letters, substantially in the form attached in Annex 2.6(c)(i)(D), effective as of the Closing Date, of the Persons listed in Annex 2.6(c)(i)(D), from their offices as legal representatives, officers, directors, members of a board, committee or other corporate body of the Group Companies;

(E)            if requested by the Purchaser by means of a notice sent to the Sellers' Agent at least fifteen (15) Business Days prior to the Closing Date, evidence that general meetings of the shareholders of one or more Group Companies have been duly convened pursuant to the Organizational Documents of such Group Companies, with the relevant agenda to be provided by the Purchaser to the Sellers' Agent at least fifteen (15) Business Days prior to the Closing Date; and

(F)            any documents reasonably requested by the Purchaser at least ten (10) Business Days prior to the Closing Date, in order to allow the Purchaser to fulfill its obligations in relation to applicable Laws in force as regards anti-money laundering and terrorism financing.

(ii)            the Purchaser shall deliver to the Sellers' Agent:

(A)            a duly executed release in the form of Annex 2.6(c)(ii)(A) (the "Purchaser's Release") in favor of the persons listed in Annex 2.6(c)(i)(D);

(B)            copy of the instructions (including SWIFT message or similar irrevocable evidence of transfer) by emitting bank(s) of the Closing Payments in accordance with Article 2.6(b);

(C)            any documents reasonably requested by the Sellers' Agent at least ten (10) Business Days prior to the Closing Date, in order to allow the Sellers to fulfill their obligations in relation to applicable Laws in force as regards anti-money laundering and terrorism financing; and

(D)            copy of the W&I Policy.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Securities shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Securities and the transfer of the Transferred Securities shall not be recorded in the relevant share transfer registers (registres des mouvements de titres) and/or the security holder's individual accounts (comptes individuels d'actionnaires) unless and until the Closing actually takes place and the Closing Payments have been effectively remitted in accordance with this Agreement.

2.7           Breach of Closing Obligations.

(a)            If the Purchaser fails to comply with any of its obligations under Article 2.6, the Sellers' Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Purchaser served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)            to terminate this Agreement, without any liability on the part of the Sellers, unless the relevant failure by the Purchaser is due to the breach by any of the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by any of the Sellers;

(ii)           to effect the Closing so far as practicable taking into account the defaults which have occurred; or

(iii)          to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.6 and this Article 2.7 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.

(b)            If any the Sellers fail to comply with any of their obligations under Article 2.6, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Sellers' Agent served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)            to terminate this Agreement, without any liability on the part of the Purchaser, unless the relevant failure by the Sellers is due to the breach by the Purchaser of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Purchaser, provided that if the failure of the Sellers consists in a failure by an Additional Seller to deliver or make available to the Purchaser, on the Closing Date, the duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser referred to in Article 2.6(c)(i)(A) or the reiterative deeds referred to in Article 2.6(c)(i)(B), the Sellers’ Agent shall be entitled to set a new date for Closing and the provisions of Article 2.7(a)(iii) shall apply mutatis mutandis but provided that such deferral may occur twice;

(ii)           to effect the Closing so far as practicable taking into account the defaults which have occurred. For the avoidance of doubt, it is hereby specified that, in such case (i) the Purchaser shall not be obligated to pay to the Sellers the portion of the Purchase Price corresponding to those Transferred Securities which are not effectively transferred to the Purchaser on the Closing Date unless and until the share transfer forms (ordres de mouvements de titres) for such Transferred Securities are effectively delivered to the Purchaser or such Transferred Securities are registered in the name of the Purchaser in the shareholders’ accounts (comptes individuels d'associés) of the Company and (ii) the Sellers who have transferred all of their Transferred Securities to the Purchaser in accordance with the terms of this Agreement shall not incur any liability in respect of those Transferred Securities which are not transferred to the Purchaser at Closing, and shall be released from any obligations relating to the transfer of such outstanding Transferred Securities; or

(iii)          to set a new date for Closing so far as practicable taking into account the defaults which have occurred (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.6 and this Article 2.7 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.

ARTICLE III
CONDITIONS PRECEDENT TO CLOSING

3.1           Conditions Precedent.

(a)            The respective obligations of each Party to take the actions required to be taken by it at the Closing are subject to the prior fulfilment of the following conditions (or waiver by mutual agreement of the Parties):

(i)             the Required Antitrust Clearances having been obtained and being in full force and effect; and

(ii)            the Required FDI Clearances having been obtained and being in full force and effect.

(b)           The conditions precedent set forth in this Article 3.1 shall not have any retroactive effect.

3.2           Responsibility for Satisfaction.

(a)            The Purchaser acknowledges the importance for the Sellers that the Required Clearances be obtained as soon as reasonably possible and is not aware of any reason that may prevent the consummation of the Transaction on or prior to the Long-Stop Date.

(b)            With respect to the Required Clearances, the Purchaser shall (and shall cause its Affiliates to):

(i)            provide the Sellers' Agent with a draft form of each notification, submission or filing required to be made in order to obtain the Required Clearances (provided that privileged or commercially sensitive information relating to the Purchaser or its Affiliates may be first removed) and a reasonable opportunity to discuss its content with the Purchaser prior to its notification, submission or filing with the relevant Governmental Authorities and shall consider reasonable comments or requests made by the Sellers' Agent in this respect;

(ii)            submit or make at its (or their) own expense, as soon as reasonably possible and in any event within fifteen (15) Business Days after the date hereof:

(A)            with respect to Required Clearance for which a pre-notification process is required or customary, a first draft of such pre-notification that the Purchaser and the Sellers' Agent deem is reasonably complete with the competent Governmental Authority with respect to the Transaction and shall submit a formal and complete filing within five (5) Business Days after having obtained confirmation that the pre-notification is complete and can be submitted formally; and

(B)            with respect to Required Clearance for which no pre-notification process is required or customary, full and accurate filings that the Purchaser and the Sellers' Agent deem is reasonably complete with the other relevant Governmental Authorities with respect to the Transaction;

(which notifications and filings the Purchaser shall confirm to the Sellers' Agent in writing promptly after their making) in order to obtain the Required Clearances within the shortest possible delay;

(iii)          supply promptly any available additional information and documentary material that may be requested by the relevant Governmental Authorities in connection therewith;

(iv)          do all things necessary or appropriate under applicable Laws, at its (or their) own expense, to obtain each of the Required Clearances without undue delay on or before the Long-Stop Date (and, with respect to the Required Antitrust Clearances, in any event prior to the opening of any in-depth investigation (such as a phase II decision or a similar in-depth review), including offering (and not withdrawing) or entering into appropriate and adequate commitments or accepting such conditions or obligations that any relevant Governmental Authority may require or impose in order to grant a Required Clearance, including (x) divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser's (or its Affiliates') freedom of action with respect to, or its ability to retain, operate or control) any of the businesses or assets of (i) the Group Companies, or (ii) the Purchaser (or its Affiliates) or (y) taking any undertakings relating to (i) the governance of the Group Companies (such as ensuring certain members of the management team or the board of directors are French or German or EU nationals), (ii) the conduct of business in sensitive sectors by any Group Companies, (iii) the protection of the Group Companies’ Intellectual Property Rights, (iv) the on-going and future agreements relating to sensitive sectors, (v) the safeguarding of sensitive information, (vi) the information of any Governmental Authority on the implementation of the undertakings and on the conduct of the business in sensitive sectors or (vii) the resale of the Group Companies (it being acknowledged and agreed, for the avoidance of doubt, that none of the Purchaser's obligations under this Article 3.2 or any actions taken in relation thereto shall have any consequences on the Purchase Price or the other terms and conditions of this Agreement);

(v)           not take any actions (including entering into any transaction, agreement or other arrangement) that could reasonably be expected to make it more difficult to obtain the Required Clearances or to result in any material delay in obtaining the Required Clearances;

(vi)          keep the Sellers' Agent regularly and reasonably informed of the processing of the notifications, submissions and filings referred to above, including:

(A)            notifying the Sellers' Agent as soon as reasonably practicable of any material communications from the relevant Governmental Authorities;

(B)            providing the Sellers' Agent with a draft form or summary of any material communications to be made to the relevant Governmental Authorities (including formal notifications and proposals), and considering any reasonable comments or requests made by the Sellers' Agent with respect thereto;

(C)            providing the Sellers' Agent promptly with the final form of any material written communications made to the relevant Governmental Authorities (including formal notifications and proposals);

(D)            organizing regular review with the Sellers' Agent (and its advisors) of the progress of any notifications, submissions and filings; and

(E)            informing the Sellers' Agent promptly if it becomes aware of any material concern that might result in any Required Clearance being delayed or denied (including the opening of any in-depth investigation), provided that in the case of all such documents, privileged or commercially sensitive information relating to the Purchaser or its Affiliates shall be redacted and un-redacted copies shall only be provided to the Sellers' external counsel on a counsel-to-counsel basis;

(vii)         to the extent permitted by applicable Laws, provide the Sellers' Agent and its advisors with a reasonable opportunity to participate in any material meeting or telephone conversations with the relevant Governmental Authorities; and

(viii)        give notice to the Sellers' Agent of the receipt of any Required Antitrust Clearance within one (1) Business Day of its becoming aware of the same (including a copy of the Required Antitrust Clearance).

(c)            In addition, in relation to any jurisdictions in which a notification, submission or filing is required to be made by a Seller or by any Group Company in order to obtain a Required Clearance, such Seller shall comply, and shall cause (within the limits of its powers as shareholder, director, employee or officer of the relevant Group Company), the relevant Group Company to comply with, the procedures set forth in Articles 3.2(b)(ii), 3.2(b)(vi), 3.2(b)(vii) and 3.2(b)(vi)(A), which shall apply mutatis mutandis.

(d)            Each of the Sellers undertakes, within the limits of its powers as a shareholder, director, employee or officer of the Group Companies, to co-operate with the Purchaser in good faith and to use its commercially reasonable efforts to procure that the Group Companies fully assist and cooperate with the Purchaser in preparing all meetings, telephone conversations and preparing and filing all documents required to be submitted by the Purchaser or its Affiliates pursuant to this Article 3.2, in particular, by providing as soon as possible all information in relation to the Group Companies required to prepare the Required Clearances’ notifications or to respond to questions raised by the relevant Governmental Authorities.

(e)            The Purchaser shall assume all filing and similar fees in connection with the preparation and obtaining of the Required Antitrust Clearances and none of the Purchaser's obligations under this Article 3.2, nor any actions taken in relation thereto shall have any consequence on the Purchase Price or the other terms and conditions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Purchaser (but with respect to Article 4.1, only in respect of itself or only in respect of the Transferred Securities it owns, as applicable), as of the Put Option Date and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below.

4.1           General Representations by each Seller individually.

Each Seller represents and warrants to the Purchaser as follows in respect of itself (and not in respect of any other Seller):

(a)            each Seller has the power and authority to enter into this Agreement and the Warranty Agreement and to perform its obligations hereunder and to complete the transactions contemplated herein and therein and has obtained all necessary consents and authorizations required to be obtained by it (and not by the Purchaser) to perform this Agreement and the Warranty Agreement;

(b)            this Agreement and the Warranty Agreement have been duly executed by each Seller and constitute a legal valid and binding obligation on each Seller, enforceable against it in accordance with their respective terms;

(c)            each Seller owns, as of the Put Option Date, the category and quantity of Securities set out opposite its name in Annex (C), as such Annex may be updated in accordance with the terms herein;

(d)            each Seller will, at Closing, be the sole owner of the Transferred Securities set out opposite its name in the Securityholdings Table that it will sell to the Purchaser and such Transferred Securities will, on the Closing Date, be fully paid up, validly issued and free and clear from any Encumbrance;

(e)            each of the Sellers which is not an individual is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings;

(f)            neither the entering into of this Agreement or the Warranty Agreement, nor the performance by a Seller of its obligations hereunder or thereunder, nor the completion of the transactions contemplated herein or therein does or will:

(i)            conflict with or violate any provision of the Organizational Documents of such a Seller, if it is an Entity;

(ii)           violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which such a Seller or any of its Affiliates (other than the Group Companies) is a party or by which such a Seller or any of its Affiliates (other than the Group Companies) is bound in a manner that would prevent such Seller to perform its obligations under this Agreement or the Warranty Agreement; or

(iii)          subject to obtaining the Required Clearances, constitute a violation by such Seller or any of its Affiliates of any Laws or Judgments;

(g)            each Seller who is an individual represents that neither the performance of its obligations hereunder or under the Warranty Agreement nor the completion of the transactions contemplated herein or in the Warranty Agreement conflicts with or breaches the marital property regime or nuptial agreement of such Seller (where applicable);

(h)            Except as disclosed on Annex 4.1, no Seller or any of its Restricted Payees:

(i)            has any interest (including ownership or the right to use) in any asset, property or right (including any Intellectual Property Right) used by any Group Company;

(ii)           is a party to any Contract (including any consulting, monitoring or management agreement) with any Group Company, other than, for the avoidance of doubt, any employment agreement or services agreement entered into in the ordinary course of business with Sellers who are natural persons; or

(iii)          holds any security in any Group Company, other than, for the avoidance of doubt, the Transferred Securities.

4.2           Additional Representations by the Sellers on a several basis

The Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:

(a)            the Securities represent on the date hereof, and the Transferred Securities will represent on the Closing Date 100% of the capital and voting rights of, and securities giving access immediately or in the future to the share capital in the Company. On the Closing Date, except for the Transferred Securities, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Company; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;

(b)            the Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any Insolvency Proceedings; and

(c)            the Company and the Subsidiaries do not hold any other interest, directly or indirectly, in any Entity which is not listed in Annex (D).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents, warrants and acknowledges to the Sellers that:

5.1           Organization and Due Authorization of the Purchaser.

(a)            The Purchaser is a company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)            The entering into of this Agreement and the performance of the Purchaser's obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c)            Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)            conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii)           violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound in a manner that would prevent the Purchaser to perform its obligations under this Agreement; or

(iii)          subject to obtaining the Required Clearances, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments.

(d)            The Purchaser is and will remain at all times through the Closing Date a wholly owned direct or indirect subsidiary of Hillenbrand, Inc.

5.2           Governmental Authorizations, Etc. Other than the Required Clearances, no Governmental Authorization or other third-party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

5.3           Financing. The Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement. On the Closing Date, the Purchaser will have sufficient funds necessary and immediately available to pay in full, on the Closing Date, the Closing Payments and to make such other payments required to be made by the Purchaser pursuant to this Agreement.

5.4           Acknowledgements.

(a)            The Purchaser acknowledges that, prior to the execution of this Agreement and the Warranty Agreement, it and its advisors have been given access to the Disclosed Information and the opportunity to attend meetings and Q&A sessions with the Sellers, the management of the Group Companies and their advisors. The Purchaser acknowledges that it has carried out a full independent and satisfactory due diligence of the Group Companies, has reviewed the Disclosed Information to its reasonable satisfaction and has assessed the contents of the Disclosed Information, in particular by discussing the same with senior management of the Group Companies and asking any question which the analysis of the Disclosed Information might entail to such senior management and the advisors of the Sellers and the Group Companies. The Purchaser hereby represents that it has taken the Disclosed Information and any such discussions and answers to its questions into account in the terms of its offer to acquire the Transferred Securities. In entering into this Agreement and the Warranty Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and the Warranty Agreement and upon its own independent investigations. Accordingly, save in the case of fraud or dol, the Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in the Disclosed Information, and the Disclosed Information shall be deemed Disclosed to the Purchaser for all purposes of this Agreement and the Warranty Agreement.

(b)            Without prejudice to any rights of the Purchaser under the W&I Policy, the Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement and the Warranty Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the "Sellers' Representatives") regarding the Transferred Securities, any of the Group Companies or any other matter referenced in this Agreement, and that, save in the case of fraud or dol or as set out in any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives save in the case of fraud or dol). Without prejudice to any rights of the Purchaser under the W&I Policy, except as expressly set forth in this Agreement, the Warranty Agreement or any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives), in each case, save in the case of fraud or dol. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1626, 1641 and 1643 of the French Civil Code (Code Civil).

(c)            The Purchaser further acknowledges that, save as set out in any other binding agreement entered into by any Seller (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty with respect to (i) the Disclosed Information, (ii) the future relations of any of the Group Companies with any customers or suppliers or (iii) any financial or business prospects, financial projections, business plans, budgets, estimates, predictions or forecasts (collectively "Projections") relating to any of the Group Companies (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives save in the case of fraud or dol). The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties, including uncertainties arising from the COVID-19, any Pandemic Measure and the Ukraine Situation (and has had in this respect the opportunity to discuss the same with the management of the Group Companies) inherent in attempting to make such Projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers' Representatives with respect thereto save as set out in any other binding agreement entered into by any Seller (with respect to such Seller only).

ARTICLE VI
LOCKED-BOX ARRANGEMENTS

6.1           Locked-Box Undertakings. Each of the Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof) that, except as set forth on Annex 6.1 (the "Permitted Leakage"), during the Locked-Box Period:

(i)            no compensation, including any management, service, royalty, interest, consulting, monitoring, advisory fee or similar fee, commission or payment has been or will be made by any Group Company to or for the benefit of any Restricted Payee and there has not been and will not be a payment of any compensation, including any management, service, royalty, interest, consulting, monitoring, advisory fee or similar fee, commission or payment from any Group Company to or for the benefit of any Restricted Payee;

(ii)            no payment or other distribution in respect of share capital, loan capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption, buyback or purchase of shares, securities or otherwise) or other distribution of profits, reserves, premium or assets has been or will be declared, paid or made (whether in cash or in kind) by any Group Company to or for the benefit of any Restricted Payee;

(iii)          no sale, purchase, transfer or disposal of any asset or right has been or will be agreed upon or completed by any Group Company to or for the benefit of any Restricted Payee;

(iv)          with the exception of the Non-Issued Company ADP B Shares, no amount in respect of any loan or shareholder loan (including principal and interest), shares or other securities (including by way of any issue, redemption, conversion, purchase or repayment of any shares or other securities, or any other return of capital) has been or will be paid or issued by any Group Company to or for the benefit of any Restricted Payee;

(v)           no professional advisers' fees, consultancy fees, legal fees, finders fees, brokerage, commissions or other costs or expenses have been or will be incurred or otherwise assumed by any Group Company in connection with the Transaction or any previously aborted transaction in connection with which the Sellers or some of them have or would have received any proceeds or payments (irrespective of the form of any such transaction, including, but not limited to, any sale, merger, initial public offering, refinancing or recapitalization concerning all or part of the Group Companies);

(vi)          no bonus, benefits or other payments have been or will be made by any Group Company to any current or former employee, director, officer or consultant of a Group Company in connection with the Transaction;

(vii)         no liability (including under any Guarantee, indemnity or other security) has been or will be assumed, indemnified or incurred by any Group Company to or for the benefit of any Restricted Payee, no indemnity, guarantee or Encumbrance has been or will be granted, no asset has been or will be disposed of, assigned, transferred, surrendered or acquired, and no debt, obligation or claim (however arising) has been or will be waived, discounted, deferred, discharged (in whole or in part), repaid at less than its full value, forgiven or released (whether conditionally or not), in each case, by any Group Company on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee);

(viii)        no gift of any kind has been made or will be made by any Group Company to any Restricted Payee;

(ix)           no penalties, commissions, breakage costs and any other sums, including in connection with mandatory prepayment or failure to pay any sums on their due date, have been or will be incurred or otherwise assumed by any Group Company under the Existing Indebtedness;

(x)            no liability has been or will be incurred and no payment has been or will be made to Mr. Ronald Gijssel and/or any of his Connected Persons; and

(xi)          none of the Group Companies has made or entered into, or will make or enter into, any agreement or arrangement the performance of which would breach any of the foregoing Paragraphs (i) through (ix).

Any Tax (including any Tax being due or Tax saving or benefit being lost) arising from, or incurred in respect of, any of the matters referred to in (i) to (xi) shall be deemed to be Leakage for all purposes under this Agreement.

6.2           Consequences of Breach.

(a)            Each Seller shall repay to the Purchaser on written demand made to the Sellers’ Agent a sum equal to the positive difference between (i) any Leakage received by said Seller or any of its Restricted Payees on a euro for euro basis and (ii) the amount equal to any Tax Benefit of the relevant Group Company directly attributable to (and that would not have arisen but for) the relevant Leakage (if any) (except to the extent that such amount has been deducted from the Purchase Price). For the avoidance of doubt, (x) none of the Sellers shall be liable to reimburse the Purchaser in respect of any of the Permitted Leakage set forth in Annex 6.1 and (y) a Leakage may not be repaid more than once to the Purchaser (and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Article 6.2, the Purchaser shall procure that the relevant Group Company shall not claim for the payment of the same from any of the Sellers or their Affiliates) provided that:

(i)            to the extent the Leakage concerns an item which is not the payment of a sum of monies, the amount to repay shall be equal to the Loss incurred by the relevant Group Company (i.e., an amount which places the relevant Group Company in the same financial position as if such Leakage had not occurred);

(ii)           to the extent any Leakage is received or made in favor of a given Seller or any of its Restricted Payees, the repayment obligation shall be entirely borne by such Seller;

(iii)          to the extent the Leakage is received by a third party and not by a Seller or any of its Restricted Payees, the repayment obligation shall be borne (a) by each of the Seller(s) for the account of whom such Leakage was paid, on a several basis (conjointement mais non solidairement), pro rata the Allocable Fraction of each such Seller or, (b) when (a) is not applicable, by all Sellers, on a several basis (conjointement mais non solidairement), in proportion of the Allocable Fraction of each Seller.

(iv)          any payment under this Article 6 shall be made by each relevant Seller within twenty (20) Business Days following the date on which the Sellers’ Agent and the Purchaser agree on such Leakage or the date on which any dispute between them in relation thereto is settled by an enforceable court decision, by wire transfer of immediately available fund to the Purchaser's bank account as indicated in the claim notice.

(b)           No Seller shall have any repayment liability under Article 6.2 unless:

(i)            a claim has been notified by the Purchaser to the Sellers' Agent in writing on or before the date which is twelve (12) months from the Closing Date; and

(ii)           Proceedings have been brought against the concerned Seller(s) within six (6) months of its being notified in accordance with Paragraph (i) above if the relevant claim has not been agreed by the concerned Seller(s).

(c)            The Parties hereby agree that any payment made by any Seller under this Article 6.2 shall be deemed to constitute a reduction of the Purchase Price (and to the portion of the Purchase Price attributable to the Transferred Securities sold by the relevant Sellers) or, as an indemnity in case the Leakage exceeds the portion of the Purchase Price attributable to the Transferred Securities sold by such Sellers, and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(d)            Up to the time of the Closing, the Sellers' Agent shall notify the Purchaser in writing with reasonable promptness upon it becoming aware of any Leakage. If the Purchaser is notified by the Sellers' Agent prior to the Closing of any Leakage, the Purchaser shall be entitled to set off at Closing the amount of such Leakage against the Purchase Price to be paid at the Closing pursuant to Article 2.6.

(e)            Notwithstanding any other provision of this Agreement, a claim under this Article 6.2 shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach or inaccuracy of the warranties and undertakings set forth in Article 6.1. For the avoidance of doubt, (i) the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once (including through a claim under Article VIII (Repayment and Indemnification Obligations)) in respect of the same Leakage and (ii) Article 8.3(f) shall not apply to the liability of the Sellers under this Article 6.2.

ARTICLE VII
PRE-CLOSING COVENANTS

7.1           Ordinary Course of Business. During the period from the Put Option Date to the Closing, except as may be (w) made pursuant to this Agreement, (x) disclosed on Annex 7.1, (y) required by a contractual obligation existing on the Put Option Date which was Disclosed in the Disclosed Information or by applicable Law, or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests, as applicable, of the Group Companies), each of the Sellers shall, within the limits of its powers as a shareholder of the Company or as an employee, officer or board member of any Group Company, cause each of the Group Companies to carry on its business only in the ordinary course consistent with past practice, and does not take any of the following actions:

(a)            amending its Organizational Documents other than to comply with applicable Laws or if otherwise permitted by this Article 7.1;

(b)            to the exception of the issuance of the Non-Issued Company ADP B Shares, altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise) profits or reserves or any similar or equivalent distribution or payment, (other than to the benefit of the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company);

(c)            issuing, redeeming or cancelling any shares in its share capital or any securities (including debt securities, as the case may be) of any kind or otherwise granting any option or other right to purchase or subscribe to shares or securities giving right to its share capital (in each case other than to the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company) and, more generally, implementing any operation modifying its capital structure or its equity or quasi-equity capital or the terms of any of its securities;

(d)           entering into any joint-venture, corporate partnership or other similar arrangement other than non-material commercial arrangements;

(e)            taking part in any new material activity which falls outside of its usual business and past practice or decide to stop or significantly reduce any of its material existing activities;

(f)            failing to renew any governmental authorization necessary for the conduct of its business;

(g)            entering into, materially amending or terminating any Material Contract;

(h)            except for the terminating an employment agreement for cause, entering into, amending or terminating any agreement with any Seller or any Sellers' Restricted Payees;

(i)            except as required by Law as for (i): (i) hiring, terminating or making any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employee; (ii) inducing any Key Employee to resign from his or her employment with the relevant Group Company or (iii) granting, discontinuing or amending any award under any profit sharing, bonus or other gratuitous incentive arrangements to any Key Employee other than in accordance with the relevant Group Company's ordinary course consistent with past practice;

(j)            except as required by Law, entering into or amending any collective bargaining agreement or any agreement or arrangement with any labor organization, works council, employee representative body, union or labor association, or making any promise or commitment to any labor organization, works council, employee representative body, union or labor association;

(k)            increasing the compensation of the Group's employees and corporate officers as a whole in excess of 2% (on a 12-month rolling basis) or as required by applicable Law or collective bargaining and employment agreements in effect on the Put Option Date, to the exception of the “prime Macron” up to € 1,000 per employee of the French Group Companies and the “prime transports” up to € 400 per employee of the French Group Companies to be, as the case may be, paid by the Group Companies;

(l)            approving or implementing any transformation, restructuring (including mergers, spin-offs, contribution or sale of business as a whole or of any divisions (branche d'activité) of the Group Companies or any shares or other interests in another Group Company), winding-up, liquidation or dissolution;

(m)           making any capital expenditure or incurring any material commitment involving any capital expenditure in excess of € 250,000 per item or € 750,000 in the aggregate,

(n)            acquiring any asset or right for a value exceeding € 250,000 per transaction or € 750,000 in the aggregate, in each case exclusive of VAT;

(o)            creating any Encumbrance on any of its material assets or on any shares or securities;

(p)            selling, transferring, licensing or otherwise disposing of assets whose net book value or price exceeds € 100,000 individually or € 200,000 in the aggregate since the Put Option Date, exclusive of VAT, otherwise than in the ordinary course of business consistent with past practice;

(q)            purchasing or otherwise acquiring, by merger, spin-off, consolidation, purchase of stock or assets, contribution in kind or otherwise, or selling, transferring or otherwise disposing of, any business or division of any business (branche d'activité) or any securities or other interests in any Entity or business (fonds de commerce);

(r)            incurring or assuming, other than in the ordinary course of business consistent with past practice, any indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or other existing credit facilities (to the extent disclosed to the Purchaser in the Disclosed Information), (x) indebtedness to another Group Company, (y) overdrafts or financial leases in the ordinary course of business consistent with past practices and (z) hedging transactions in foreign currencies;

(s)            subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, making any loan (other than the granting of any trade credit in the ordinary course of business consistent with past practice) to any Person;

(t)            subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, entering into any material amendment, supplement, waiver or other modification in respect of any material loan or financing agreement granted to any Group Company or repaying any borrowing or indebtedness in advance of its stated maturity;

(u)            changing materially its practices for billing, collection of receivables or recovery of debts from third parties and payment of debts to third parties (including, but not limited, to suppliers and financial institutions) otherwise than in the ordinary course of business consistent with past practice or managing its working capital requirement contrary to its past practices;

(v)            except for the Existing Encumbrances and for the performance bonds, the warranty bonds and the down-payment bonds issued in the ordinary course of business consistent with past practice, entering into any material Guarantee, indemnity or other agreement to secure any obligation of any Person (other than any wholly-owned Group Company);

(w)           subject to the change in the accounting procedure and practices to be implemented in the newly acquired Shaffer and Bakon companies to comply with the accounting procedures, policies and practices of the Group Companies, making any change in its accounting procedures, policies or practices unless required by applicable Law;

(x)            making any change in its accounting and/or Tax reference date;

(y)            subject to the change in the Tax procedure and practices to be implemented in the newly acquired Shaffer and Bakon companies to comply with the Tax procedures, policies and practices of the Group Companies, making any change in its Tax procedures, policies or practices, including through the termination of any Tax grouping agreement, unless required by applicable Law;

(z)            entering into any material agreement with any Tax Authority, or amending or terminating any material agreement with any Tax Authority existing on the Put Option Date;

(aa)          entering into any settlement in relation to any Tax-related Proceedings for an amount at stake exceeding €150,000;

(bb)         instituting or settling any Proceedings, or making any admission of liability, in relation to claims in excess of or likely to be in excess of € 200,000 except for debt collection in the ordinary course of business consistent with past practice;

(cc)         entering into, amending or terminating any material insurance policy of the Group;

(dd)         abandoning or surrendering any registered Intellectual Property Right or failing to pay any registration and renewal fees that fall due in respect of any registered Intellectual Property Right, or failing to prosecute in the ordinary course of business any applications for registered Intellectual Property Right;

(ee)          granting any license to any third party, to use any owned Intellectual Property Right, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice; or

(ff)           committing to take any of the actions set forth in the foregoing Paragraphs (a) through (ee).

For the purposes of granting any consents which may be requested by the Sellers' Agent or any Group Company, pursuant to this Article 7.1 (any such requests to be accompanied with reasonably required underlying information), the Purchaser hereby designates Mr. Nicholas Farrell (Nick.Farrell@hillenbrand.com) with immediate effect and represents and warrants to, and agrees with, the Sellers' Agent and each of the Sellers that Mr. Nicholas Farrell shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days of receipt by such person (sent by e-mail only, as an exception to Article 10.10) of any request for consent from the Sellers' Agent or any Group Company, the Purchaser shall have the right to notify the Sellers' Agent or the relevant Group Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers' Agent or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

7.2           Access and Information. During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the Confidentiality Agreement and applicable Laws (including antitrust Laws), the Sellers' Agent shall use its reasonable endeavors to arrange for the Purchaser and its representatives to be granted reasonable access during Working Hours to the CEO and the Vice-President & CFO and, subject to the prior written consent of the CEO or the Vice-President & CFO and under their supervision, to the Group Companies' senior management and, within the supervision and control of the CEO or the Vice-President & CFO, to information concerning the business, properties and operations of the Group Companies, as the Purchaser may reasonably request from time to time for purposes of preparing for the Closing, provided that:

(i)            such access or assistance shall not interfere with the normal business and operations of the Group Companies and any such information being subject to the Confidentiality Agreement;

(ii)            such access or assistance may be limited to the extent the Sellers' Agent reasonably determines, in light of COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and welfare of the directors, officers or employees of the Group Companies and other individuals having business dealing with the Group Companies; and

(iii)            notwithstanding the foregoing, the Sellers' Agent shall not be required to provide access to any information which it reasonably believes that it may not provide to the Purchaser by reason of confidentiality undertakings with a third party or by reason of antitrust or cartel Laws.

7.3           Public Announcements.

(a)            Subject to Article 7.3(b), neither the Purchaser nor any of the Sellers shall, or shall permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or other public announcement (including any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts) (a "Press Release") with respect to, or disclosure of any information with respect to, (i) this Agreement (including its existence), the transactions contemplated hereby or the other Parties to this Agreement and (ii) with respect to the Purchaser only, any information relating to the Group Companies received by the Purchaser pursuant to Article 7.2 ("Confidential Information") without the prior mutual written consent of the Purchaser and the Sellers' Agent.

(b)            Article 7.3(a) does not apply to a Press Release or a disclosure of Confidential Information:

(i)            to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality;

(ii)           to a director, officer or employee of a Seller, the Purchaser or a Group Company, in each case whose function requires him to have the Confidential Information;

(iii)          by any Seller in the course of fulfilling his duties and obligations to a Group Company as director, officer or employee of any Group Company following Closing;

(iv)          to the extent that it is reasonably determined to be required by applicable Law or in conformance with any obligation pursuant to any rule of, or listing agreement with, any national securities exchange or association, stock market or other listing authority or requested by a Governmental Authority with relevant powers to which a Seller or the Purchaser is subject or submits;

(v)           (x) as requested by a regulator with power to compel disclosure, or (y) as disclosed to a Governmental Authority in connection with any stamp or other documentary or transaction duties or other transfer Taxes, in each case whether or not the requirement, request or disclosure (as applicable) is legally required provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Purchaser (in the case of disclosure by a Seller) or after consultation with the Sellers' Agent (in the case of disclosure by the Purchaser);

(vi)          to an adviser, agent or auditor provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations;

(vii)         for the purpose of the set-up and underwriting of the W&I Policy;

(viii)        by the Purchaser to (x) any of its Affiliates, (y) any investors or potential investors in the Purchaser or any of its Affiliates and (z) the employees of the Purchaser and its Affiliates in the context of internal announcements regarding the transactions contemplated by this Agreement for the preparation of Closing and post-Closing integration, but, in case of (y) only to the extent that the disclosure is limited to an information relating to the direct and indirect shareholding held in the Group Companies and the financial terms relating to the equity investment in the Purchaser made in the context of the Transaction; or

(ix)          by Iberis to: (x) its shareholders or (y) IK Investment Partners Ltd and any of its Affiliates and any participants or investors or potential investors in any fund advised or managed by IK Investment Partners Ltd or any of its Affiliates.

(x)           In the event any such Press Release or other disclosure is required under Article 7.3(b)(iv) or 7.3(b)(v) to be made by the Party proposing to issue the same, such Party shall, to the extent permitted by Law, notify the other Parties prior to the issuance or making of any such Press Release or other disclosure and shall use its reasonable endeavors to consult in good faith with the other Parties and to allow the Purchaser (in the case of Press Release or disclosure by a Seller) or the Sellers' Agent (in the case of Press Release or disclosure by the Purchaser) reasonable time to comment on such Press Release or disclosure in advance of its issuance or disclosure. Notwithstanding the foregoing, this Article 7.3(x) shall not apply to any information contained in any Press Release or other disclosure (including any filing with the U.S. Securities and Exchange Commission) the substance of which information is consistent in all material respects, as applicable, with the substance of any previous Press Release or other disclosure by any Party made in accordance with this Article 7.3(x).

(c)            The Parties expressly agree that the exceptions set forth in Article 7.3(b) to disclosure and use of the Confidential Information shall be applicable in the same manner to the Confidentiality Agreement in respect of the confidentiality undertakings set forth therein. The undertakings set forth in Article 7.3(a) shall survive (i) with respect to Confidential Information under (i) of the definition of "Confidential Information", for a period of two (2) years following the Closing and (ii) with respect to Confidential Information under (ii) of the definition of "Confidential Information", until Closing.

7.4           Termination of the Company Shareholders' Agreement

(a)            During the period from and including the Put Option Date until and including the Closing Date, each of the Sellers which is a party to the Company Shareholders' Agreement undertakes not to exercise any of its rights under the Company Shareholders' Agreement to the extent that they may prevent the completion of the transactions contemplated by this Agreement.

(b)           Each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges and accepts that the Company Shareholders' Agreement shall automatically terminate at Closing, provided that all the transactions contemplated herein have been completed, in which case each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges that all of its rights under the Company Shareholders' Agreement have been fully satisfied and that it has no claim and waives its rights in this respect against the other parties to the Company Shareholders' Agreement.

(c)           Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then the Company Shareholders' Agreement shall remain in full force and effect and the Sellers which are parties to the Company Shareholders' Agreement shall be automatically released from the undertaking set forth in Article 7.4(a).

7.5           Permitted Transfers

(a)            The Purchaser and all other Parties agree that, notwithstanding anything to the contrary herein and/or in the Company Shareholders' Agreement, each of DS and the Additional Sellers (the "Donors") may donate, as soon as reasonably practicable after the Put Option Date and in any case by no later than thirty (30) Business Days before the Closing Date, all or some of his/her Transferred Securities (the "Donations") to his/her spouse/partner or ascendant/descendent or sister/brother or nephew/niece and/or to an endowment fund (fonds de dotation) (the "Donees"), provided that, at the latest on the date of completion of the relevant Donation:

(i)            the relevant Donee grants irrevocable power of attorney to the concerned Donor and to the CEO, to represent the Donee and exercise any of its rights and obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party and/or any other agreements or arrangements in relation to the Transaction, in particular so that the Donor and the CEO may take any and all actions on behalf of the Donee as may be required and/or necessary in order to give full effect to the Transaction;

(ii)           the concerned Donor and his/her spouse undertake with respect to the other Parties that, should such spouse be a Donee in accordance with this clause, in case of divorce Proceedings initiated before the Closing Date and save as otherwise agreed with the Sellers' Agent and the Purchaser, the spouse re-transfers to the concerned Donor the Transferred Securities it holds before Closing Date; and

(iii)          all other conditions provided for in Article 7.5(b) are satisfied;

it being specified that, in case of Donations made to the benefit of Donees who are minors, Paragraphs (i) and (ii) above shall not apply and the third party intervening for the needs of such Donations in accordance with French law ("tiers-administrateur") shall, simultaneously to the completion of the concerned Donation, give irrevocable power of attorney to the CEO in order to initial, sign, certify any legal document or other document needed for the purpose of the transfer of the Transferred Securities to the Purchaser on the Closing Date in accordance with this Agreement and more generally exercise any of the concerned Donees' rights or obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party.

In addition, each of the Donors shall be permitted to proceed, as soon as reasonably practicable after the Put Option Date and in any case by no later than thirty (30) Business Days before the Closing Date, to a transfer of all or part of the Transferred Securities he/she owns by way of contribution in kind (apport en nature) to its Holding Company provided further that prior to such transfer the transferees and each of DS and the Additional Sellers comply with the undertakings set forth in paragraphs (i), (ii), and (iii) above; the concerned Holding Companies being referred to as Donees for the purposes of this Agreement.

(b)            In addition to the above, it is expressly agreed by the Donors that, in any case, any Donations or contribution in kind (apport en nature) under Article 7.5(a) (each referred to as a "Permitted Transfer") to the benefit of Donees (each referred to as a "Permitted Beneficiary") shall be subject to the fulfilment of the following conditions (which shall be cumulatively met):

(i)            the concerned Donor serves a written notice to the Sellers' Agent and to the Purchaser confirming the completion of the Permitted Transfer procedure in accordance with the provisions of this Article 7.5 together with corresponding evidence at least no later than thirty (30) Business Days before the Closing Date;

(ii)           the relevant Permitted Beneficiary expressly accepts in writing, before the Permitted Transfer is completed, to become subject and bound by accession to the provisions respectively (i) of this Agreement and the Warranty Agreement as a Seller (or an Additional Seller) by delivering in an instrument of adherence in the form set out in Annex 7.5 (an "Instrument of Adherence") and, as the case may be, (ii) of the Company Shareholders' Agreement to which the Donor is a party;

(iii)          the concerned Donor and the relevant Permitted Beneficiary will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of the Agreement and the compliance of the undertakings and obligations hereunder, the relevant Donor remaining personally liable for the performance by the Permitted Beneficiary of the obligations set forth in this Agreement, the Warranty Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party.

(c)           It is agreed between the Parties that the Permitted Transfer procedure(s) that would be implemented under this Article 7.5 shall not delay the Closing Date or in any way prevent the Closing from taking place on the Closing Date.

(d)           In case any Seller fails to comply with any of the provisions of this Article 7.5, then:

(i)            such Seller shall be deemed not to have elected to donate and/or contribute any of the Transferred Securities it owns, and shall therefore not qualify as a Donor for the purposes of this Agreement; and

(ii)           such Seller shall sell all its Transferred Securities to the Purchaser, and the Purchaser shall therefore purchase such Securities on the Closing Date.

7.6           "Know Your Client" (KYC) Requirements. During the period from the date of this Agreement to ten (10) Business Days prior to the Closing:

(a)            the Purchaser shall promptly deliver any documents reasonably requested by the Sellers' Agent in order to allow any of the Sellers to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing; and

(b)           each Seller shall promptly deliver any documents reasonably requested by the Purchaser in order to allow it to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing.

7.7          Assignment of trademarks. Each of the Sellers (as regards Sellers other than Mr. Jean-François Marette, within the limits of his/her/its powers as shareholder, director, employee or officer of the relevant Group Company) shall procure that the ownership of the French semi-figurative trademark no. 4408234 and the French word mark SCHICKESTEVE No. 4388198 owned by Mr. Jean-François MARETTE instead of Esteve SAS directly shall be assigned free and clear of all Encumbrances and for no consideration to Esteve SAS as soon as reasonably practicable after the date of this Agreement and by no later than the Closing Date.

7.8          Other pre-Closing transactions. Each of the Sellers (within the limits of his/her/its powers as shareholder, director, employee or officer of the relevant Group Company) undertakes to use his/her/its commercially reasonable efforts to implement or cause the Group Companies to implement the following transactions prior to Closing:

(a)            renewal of the French trademark no. 3908973 (Esteve), which has expired but is still in the grace period for trademark renewal;

(b)            renewal of the European Union trademark no. 011250032 (VMI) which will expire on 9 October 2022;

(c)            renewal and update of the <www.diosna.cz> domain name registration, which will expire in September 2022; and

(d)            filing by July 31, 2022 of required declarations for operations in the Rians site under the relevant categories (rubriques) of the ICPE (installations classées pour la protection de l’environnement) regime as recommended in the DREAL inspection report dated July 7, 2022.

ARTICLE VIII
REPAYMENT AND INDEMNIFICATION OBLIGATIONS

8.1          Repayment Obligations of the Sellers.

(a)            Subject to the provisions of Article 8.3, each of the Sellers shall pay to the Purchaser and/or, at the election of the Purchaser, to the relevant Group Companies, as a partial or full repayment of the Purchase Price, the amount of any and all Losses which (i) has its origin or cause prior to Closing and (ii) is actually and directly suffered by the Purchaser and/or any Group Company, as a result of any breach of any representation or warranty made by such Seller, individually or severally, as set forth in Article IV (Representations and Warranties of the Sellers). From and after the Closing, the right to a partial or full repayment of the Purchase Price provided for in this Article 8.1 shall be the exclusive remedy of the Purchaser for any breach of the representations and warranties of the Sellers set forth in Article IV (Representations and Warranties of the Sellers), save in case of fraud or dol.

(b)            It is specified that any reference to "dol" or "fraud" in this Article VIII (Repayment and Indemnification Obligations) shall be appreciated individually for each Party and that in no event can a Party be held liable for a dol or a fraud committed by another Party.

(c)            The Parties hereby agree that any payment made by any Seller under this Article 8.1 shall be deemed to constitute a reduction of the Purchase Price (and to the portion of the Purchase Price attributable to the Transferred Securities sold by the relevant Sellers) and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

8.2           Indemnification Obligations of the Purchaser. The Purchaser shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of representation or warranty of the Purchaser set forth in Article V (Representations and Warranties of the Purchaser). From and after the Closing, the right to indemnification provided for in this Article 8.2 shall be the exclusive remedy of each of the Sellers for any breach of the representations and warranties set forth in Article V (Representations and Warranties of the Purchaser) of this Agreement, save in case of fraud or dol.

8.3           Limitations on Liability.

(a)            The liability of each of the Sellers under Article 8.1, and the liability of the Purchaser under Article 8.2, shall terminate on the date which is thirty-six (36) months after the Closing Date, in each case, unless prior to such date the Purchaser (or, as the case may be, the Sellers' Agent) has notified such Seller (or, as the case may be, the Purchaser) of a claim thereunder and legal Proceedings in respect of such claim are commenced within six (6) months after the date on which such notice is served.

(b)            In the event of a breach or alleged breach of this Agreement by any of the Sellers or the Purchaser, the Purchaser or the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated but shall only be entitled to claim for a partial or full repayment of the Purchase Price in accordance with this Agreement in respect of such matter. Accordingly, the Purchaser and the Sellers hereby expressly and irrevocably waive any and all rights of rescission they may have in respect of any such matter (howsoever arising or deemed to arise), including under the provisions of articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil).

(c)            In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Article 8:

(i)            there shall be deducted the amount of any corresponding actual Tax savings or benefit achieved in the Tax period where the Loss was incurred or the following Tax period and actually received by or unconditionally available to the Purchaser or any of its Affiliates (including any of the Group Companies) or the amount of any VAT which may be recovered by the Purchaser or any Group Company in connection with the relevant Loss; and

(ii)           except with regard to any breach of the representations and warranties under Article 4.1(d), no price/earning or similar multiplier or valuation factor which may have been used by the Purchaser for the purpose of the valuation of the Transaction shall be applied.

(d)           Without prejudice to the provisions of Article 8.3(e), the amount claimed by the Purchaser against any Seller at any time under Article 8.1(a) shall not exceed such Seller's Allocable Fraction of the total amount which could be claimed at such time by the Purchaser against all the Sellers (collectively), as the case may be. Without prejudice to the several and not joint liability of each of the Sellers for its representations and warranties set forth in this Agreement, none of the Sellers shall have any liability for Losses resulting from or arising out of a breach of any representation or warranty set forth herein (other than those set forth in Article 4.1), if at the time the Purchaser brings a claim against such Seller under the terms of this Agreement, the Purchaser does not concurrently therewith or promptly thereafter bring and pursue with reasonable diligence a claim against each of the other Sellers in the case of a breach of any of the representations and warranties set forth in Article 4.2.

(e)            When several Sellers are liable in respect of a claim made in relation with a breach of any representation or warranty set forth in this Agreement, the allocation of liability among them shall be made prorata to their allocation portion of the Purchase Price.

(f)            The aggregate liability of the Sellers (collectively) under Article 8.1 shall not exceed an amount equal to the Purchase Price, and the aggregate liability of each Seller under this Agreement shall not exceed an amount equal to the portion of the Purchase Price payable to such Seller (for the sake of clarity, not taking into account any adjustment of the Purchase Price in accordance with Articles 6.2(c) or 6.2(d)).

(g)           The Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in this Agreement or Disclosed to the Purchaser in the Disclosed Information.

ARTICLE IX
TERMINATION

9.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time on or prior to the Closing:

(a)            by the written agreement of the Purchaser and the Sellers' Agent;

(b)            by either the Purchaser or the Sellers' Agent, on or after the Business Day following the Long-Stop Date, if the conditions precedent to the Closing set forth in Article 3.1(a) have not been satisfied on or prior to the Long-Stop Date, unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;

(c)            by the Sellers' Agent pursuant to Article 2.7(a)(i); or

(d)            by the Purchaser pursuant to Article 2.7(b)(i).

9.2           Effect of Termination. Upon any termination of this Agreement pursuant to Article 9.1 (Termination), all further obligations of the Parties hereunder, other than pursuant to Article 7.3 (Public Announcements), Article 10.1 (Sellers' Agent), Article 10.6 (Costs and Expenses), Article 10.7 (Unforeseeability), Article 10.8 (Specific Performance), Article 10.9 (Express Waivers), Article 10.10 (Notices), Article 10.12 (Entire Agreement), Article 10.13 (No Third Party Rights; Assignment), Article 10.14 (Severability), Article 10.15 (Waivers and Amendments) and Article 10.17 (Governing Law and Submission to Jurisdiction), and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1        Sellers' Agent.

(a)            Each of the Sellers hereby appoints irrevocably and exclusively Iberis, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers' Agent") to, in its name and on its behalf:

(i)            amend the terms of this Agreement, except if the contemplated amendment materially affect negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others));

(ii)           receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and

(iii)          deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(iv)          receive and distribute any payments made by the Purchaser under this Agreement;

(v)           make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(vi)          handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vii)         more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 9.1).

(b)            This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them.

(c)            The Sellers' Agent shall receive no compensation for its duties.

(d)            Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(e)            References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(f)            The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

(g)            The Sellers hereby expressly authorize the Sellers' Agent to notify to the Purchaser the Sellers' Expenses it has incurred, as the case may be, and, provided that the concerned Sellers notify to the Sellers' Agent, at the latest ten (10) Business Days prior to the Closing Date, the number of Transferred Securities owned through a plan d'épargne en actions, the Deducted Sellers' Expenses.

(h)            The Sellers' Agent may resign at any time. In the event that the Sellers' Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Agent for all purposes of this Agreement. Any obligation of the Purchaser to take any action in respect of the Sellers' Agent shall be suspended during any period that the position of the Sellers' Agent is vacant. If the Sellers fail to appoint a Sellers' Agent within thirty (30) calendar days of any vacancy, the Purchaser shall have the right to appoint a replacement Sellers' Agent who will serve as Sellers' Agent until otherwise replaced.

10.2         Non-compete and non-solicitation.

(a)            With effect as from Closing, for the whole duration of his/her duties within the relevant Group Company and for a period of one (1) year after his departure for any reason whatsoever (including in case of resignation, dismissal, removal, non-renewal, etc.) (unless the relevant Group Company waives such undertakings during the period of one (1) month after his departure), each Restricted Seller:

(i)            undertakes not to, and to cause any of its Affiliates not to, directly or indirectly, provide services to, or be employed by, or hold any director, officer, legal representative or consultant position in, or participate (directly or indirectly, including as agent, consultant or otherwise, in any way whatsoever, on its behalf or on behalf of any other Person) in, nor create or acquire any interests (other than as expressly authorized in this Agreement) in, (i) regarding DS, any Entity operating in the Restricted Business in any of the territories where the Group carries on its business; (ii) regarding Mr. Blake Day, in any Entity operating in a Restricted Business substantially similar to the activity of the Group Company employing such Restricted Seller within the United States, and (iii) regarding Mr. Dominique Denoël, in any Entity operating in a Restricted Business substantially similar to the activity of the Group Company employing such Restricted Seller in any of France, Germany or the United States (the "Non-Compete Undertaking"); and

(ii)            undertakes not to, and to cause any of its Affiliates not to, directly or indirectly, offer to employ, hire or otherwise employ (whether as an employee, consultant or otherwise) any of the employees or officers of the Group Companies (together with the Non-Compete Undertaking, the "Restrictive Covenants").

(b)            Unless the relevant Group Company waives the Restrictive Covenants during the period of one (1) month after the departure of either Mr Blake Day or Mr Dominique Denoël, as applicable, the relevant Group Company shall pay a compensation in consideration for the Restrictive Covenants (the "Non-Compete Compensation") as follows:

(i)            in respect of Mr. Blake Day:

(A)            in case of termination without cause during the first six (6) months after the Closing Date (the "Initial Period"): twelve (12) months’ compensation (based on the average of such Restricted Seller’s last twelve months’ fixed and variable compensation) reduced on a pro rata basis for the period of time between the Closing Date and the effective date of his departure ; or

(B)            in any other situation: six (6) months’ compensation (based on the average of the last twelve months’ fixed and variable compensation he received).

(ii)            in respect of Mr Dominique Denoël:

(A)            a monthly lump-sum equal to 50% of his monthly remuneration (calculated based on his average monthly fixed and variable remuneration paid over the twelve months preceding the date upon which he ceases his functions). However, in case of dismissal and until Mr. Dominique Denoël has found another job, the amount of such lump-sum will be 60% of such monthly remuneration.

(c)            DS agrees and accepts that no Non-Compete Compensation shall be payable to him in respect of the Restrictive Covenants and that, for the avoidance of doubt, the non-compete undertaking set out in the terms and conditions of exercise of his functions as President of the Supervisory Board of Linxis Group shall cease to apply as from Closing.

(d)            At the Purchaser’s request, the terms set out in this Article 10.2 shall be reflected and, as the case may be, adapted to ensure enforceability of these terms under local Laws reflected in an amendment to the employment agreement or similar arrangement between each Restricted Seller and the relevant Group Company.

(e)            The Group Companies employing the Restricted Sellers are expressly intended to be third party beneficiaries of this Article 10.2. Except for such Group Companies, nothing in this Agreement is intended to confer any rights, benefits or obligations hereunder upon any person other than the Parties and their respective successors and assigns.

10.3         Further Actions. Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

10.4         Records. During the period from the Closing Date through the earlier of (i) sixth (6th) anniversary of the Closing Date and (ii) the applicable statute of limitation, the Purchaser shall not, and shall not permit any Group Company to, destroy or otherwise dispose of any books and records existing as of the Closing Date except with the prior written consent of the Sellers' Agent, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Group Companies to, make available upon reasonable request to such Seller and its representatives and agents all such books and records relevant in connection with any Tax audit or other investigation, and permit such Seller and its representatives and agents to examine, in connection with any Tax audit or other investigations concerning such Seller and at such Seller's expense, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper purpose relevant to such Tax audit and other investigation, provided that such access shall not interfere with the normal business and operations of the Group Companies and any such information shall be kept confidential and only be used exclusively in connection with such Tax audit and other investigation.

10.5         Brokers and Finders.

(a)            The Sellers shall indemnify and shall defend and hold the Purchaser and the Group Companies harmless against and in respect of all claims, Losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser) by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Seller or any of its Affiliates (including the Group Companies).

(b)            The Purchaser shall indemnify and shall defend and hold the Sellers harmless against and in respect of all claims, Losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Group Companies).

10.6         Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, and/or as otherwise agreed with the Purchaser, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein, as well as any Taxes required by Law to be paid by such Party, provided that the Purchaser shall bear all stamp, transfer or registration Taxes as provided by Article 10.16.

10.7         Unforeseeability.

(a)            Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of and/or as a result of COVID-19, any Pandemic Measure, the Ukraine Situation and any fluctuation or change of interest rates or market conditions).

(b)            Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

10.8         Specific Performance. Notwithstanding anything to the contrary in this Agreement, and without prejudice to the other remedies provided for in article 1217 of the French Civil Code, each Party expressly acknowledges and agrees that the other Party may seek specific performance in the event of a breach or non-compliance by either Party of any of its covenants, undertakings and other obligations under this Agreement in accordance with the provisions of articles 1221 and 1222 of the French Civil Code (Code Civil). The Parties further acknowledge and agree that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil).

10.9         Express Waivers. The Parties expressly and irrevocably waives (i) any right they may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right they may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1602 of the French Civil Code (Code Civil), and (iv) their right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

10.10      Notices.

(a)            All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex 10.10 and:

(i)            sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception;

(ii)            sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or

(iii)           delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient.

(b)            Any notice, demand or other communication made in accordance with Article 10.10(a) shall be deemed to have been duly given or made as follows:

(i)             if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier;

(ii)            if sent by email, on the date and time indicated on such email; and

(iii)           if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except of the context implies otherwise.

(c)            A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Article 10.10 in accordance with provisions of this Article 10.10, provided that such notification shall only be effective:

(i)            on the date specified in the notification as the date on which the change is to take place; or

(ii)            if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

10.11      Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil).

10.12      Entire Agreement. This Agreement (together with the Confidentiality Agreement and the Warranty Agreement) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the Warranty Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. Any matter Disclosed in any Annex to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement (notwithstanding the absence of any specific cross-references in the Annex in question). The Purchaser acknowledges that certain items to which the Annexes refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

10.13      No Third Party Rights; Assignment.

(a)            This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.

(b)            Notwithstanding Article 10.13(a), the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, assign the benefit of all or part of this Agreement to (and it may be enforced by) (i) any of its wholly owned direct or indirect Affiliates, to the extent that the Purchaser remains jointly and severally liable for the performance by such Affiliate of its obligations hereunder and/or (ii) as collateral to any lender, or agent or trustee acting for the lenders, in connection with a secured financing undertaken by Purchaser or any of its Affiliates.

(c)            Except as expressly provided herein, including in Article 10.2, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.14      Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.15      Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

10.16      Transfer Taxes. Any transfer or stamp Taxes (including any droits d'enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers' Agent with evidence of the payment of any such Taxes or levies promptly upon the written request of the Sellers' Agent. With regard to German RETT, the Sellers undertake to use their commercially reasonable efforts to (i) provide and (ii) procure that the Group Companies will provide, to the Purchaser, all necessary information requested by the Purchaser for the RETT notification which are not in the Disclosed Information and at the latest five (5) Business Days after the Purchaser’s request.

10.17      Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.

10.18      Electronic Signature. The Parties to this Agreement:

(a)            acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this letter in accordance with the provisions of article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®);

(b)            expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such Parties;

(c)            agree to designate Paris (France) as the place of signature of this letter; and

(d)            acknowledge and accept that this letter shall be effective as from the date first written above.

[SIGNATURES ON THE NEXT PAGE]

Hillenbrand GERMANY HOLDING GmbH

By:
Name:
Title:

IBERIS INTERNATIONAL S.À R.L		MR. TIMOTHY COOK

By:
Name:
Title:

MR. DIDIER SOUMET	Additional Sellers identified in Annex 0

By:
Name:
Title:

Annex II

WARRANTY AGREEMENT

WARRANTY AGREEMENT

BY AND BETWEEN

Hillenbrand GERMANY HOLDING GmbH

on the one hand

AND

THE SELLERS IDENTIFIED HEREIN

on the other hand,

WITH RESPECT TO

LINXIS GROUP

Dated: [●], 2022

List of Annexes:

Annex 0 – Additional Sellers

Annex A – Disclosed Information

Annex B – Notices

List of Schedules:

Schedule 2.1(a) – Group chart

Schedule 2.1(b) – Group structure

Schedule 2.2(b) – Group Companies

Schedule 2.2(d)(f) – Group Companies – Put options & shareholders’ agreements

Schedule 2.2(e) – Group Companies – Encumbrances

Schedule 2.4 – Ordinary Course of Business

Schedule 2.5 – Tax Matters

Schedule 2.6(a) – List of Owned Real Properties

Schedule 2.6(b) – Material Lease Agreements

Schedule 2.7(b) – Personal Property

Schedule 2.8(a) – List of Intellectual Property Rights owned by the Group Companies

Schedule 2.8(b) – Intellectual Property Disclosure

Schedule 2.8(c) – Contracts related to Intellectual Property Rights

Schedule 2.10(a) – Proceedings

Schedule 2.10(a) – Products & Services Liability

Schedule 2.10(b) – Products & Services Liability – Loss and liability

Schedule 2.12(a) – List of Material Contracts

Schedule 2.12(b) – Material Contracts Disclosure

Schedule 2.13 – Insurance

Schedule 2.14(a) – List of Key Employees

Schedule 2.14(c) – Payments to Key Employees

Schedule 2.14(d) – Arrangements with Key Employees

Schedule 2.14(f) – Employments agreements

Schedule 2.14(g) – Employment costs

Schedule 2.14(k) – Benefit plan

Schedule 2.14(l) – Employment compliance

Schedule 2.16 – Information technology

Schedule 2.17(a) – Data protection

Schedule 2.18 – Environmental Matters Disclosure

Schedule 2.19 – Compliance matters

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT, dated [●], 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1.             Hillenbrand GERMANY HOLDING GmbH, a company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany having its registered office at Theodorstraße 10, 70469 Stuttgart, Germany and registered with the Handelsregister of Stuttgart under number 745827 (the "Purchaser");

ON THE ONE HAND

AND EACH OF:

2.             IBERIS INTERNATIONAL S.À R.L., a company (société à responsabilité limitée) organized under the laws of Luxembourg having its registered office at 20, boulevard Royal, L-2449 Luxembourg, Grand-Duchy of Luxembourg, registered with the Trade and Companies Register of Luxembourg under number B215780 ("Iberis");

3.             MR. TIMOTHY COOK, an [***] born on [***] in [***], residing [***] ("TC");

4.             MR. DIDIER SOUMET, a [***] born on [***] in [***], residing [***] ("DS");

5.             Each of the other Persons identified in Annex 0 (the "Additional Sellers" and together with Iberis, TC and DS, the "Sellers" and, individually, a "Seller").

ON THE OTHER HAND

The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and, individually, as a "Party".

RECITALS:

WHEREAS:

(A)           Linxis Group is a company (société par actions simplifiée) organized under the laws of France, having its registered office at 3, rue Menou, 44000 Nantes, France, and registered with the Registry of Commerce and Companies of Nantes under number 831 207 568 (the "Company").

(B)           The Purchaser and the Sellers have entered into a securities purchase agreement, dated on the date hereof (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "SPA"), providing for the sale by the Sellers to the Purchaser of all the Transferred Securities on the terms, and subject to the conditions, set forth in the SPA.

(C)           In connection with the sale of the Transferred Securities pursuant to the SPA, the Sellers have agreed to give the representations and warranties set out in this Agreement.

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE I
INTERPRETATION

1.1          Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

"Accounts" means the audited consolidated accounts of the Group (including the balance sheet, statement of financial position, profit and loss account, income statement and statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes) as at, and for the twelve-month period ended on 31 December 2020;

"Accounting Principles" shall mean the French GAAP;

"Additional Sellers" has the meaning ascribed to it in the Preamble;

"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that (i) the term "Affiliates" of Iberis shall not include any Exempt Iberis Portfolio Companies (as this term is defined in the SPA) (other than, until Closing, the Group Companies) and (ii) the Group Companies shall be deemed to be Affiliates of the Sellers until the Closing Date and to be Affiliates of the Purchaser after the Closing Date;

"Agreement" has the meaning ascribed to it in the Preamble;

"Anti-Corruption Laws" means the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), France’s Loi n°2016-1691 du 9 décembre 2016 relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique ("loi Sapin II") and articles 433-1, 433-2, 435-3 to 435-6 (inclusive), 435-9, 435-10, 445-1 and 445-2 du Code pénal français, the U.K. Bribery Act of 2010, and other applicable Laws concerning or relating to bribery or corruption ;

"Anti-Money Laundering Laws" shall mean any Law relating to the prevention of money laundering and/or terrorist financing (and shall include, without limitation, any "Know Your Customer" requirements);

"Antitrust Law" means statutes, regulations, administrative and judicial doctrines and other Laws intended to effect, encourage or restrain competition;

"Business" shall mean the designing, studying, executing, assembling, manufacturing, and commissioning of equipment used for the production, processing or manufacturing of food (including food for humans and pets) and pharmaceutical, bakery, cosmetic and chemicals products, and the supply of after-sales support, service, maintenance, parts or automation solutions for the same;

"Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France or Luxembourg, Grand Duchy of Luxembourg, Berlin, Germany and Batesville, Indiana, United States of America;

"Business IT" shall mean all Information Technology which is owned or used by any Group Company;

"Business Project" shall mean the sale, lease, license, design, manufacture and supply of a service or an equipment materialized in a Contract with a customer;

"CEO" shall mean the chief executive officer of the Company, i.e., TC;

"Closing Date" shall mean the date of completion of the sale of the Transferred Securities in accordance with the terms of the SPA;

"Code" means the Internal Revenue Code of 1986, as amended;

"Company" has the meaning ascribed to it in Paragraph (A) of the Recitals;

"Confidentiality Agreement" shall have the meaning ascribed to such term in the SPA;

"Connected Person" shall mean, in respect of each Seller, (i) any Affiliate of that Seller (other than a Group Company), (ii) any director, corporate officer, employee, agent or representative of that Seller or of any of its Affiliates (other than a Group Company), and (iii) with respect to any Seller who is a natural person, his/her spouse or civil partner and family members up to the third degree (parent jusqu’au troisième degré);

"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" shall mean SARS-CoV-2 or COVID-19 as it exists up to the Put Option Date;

"Damage" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, direct et certain under French Law;

"Data Protection Authority" shall mean any Governmental Authority responsible for enforcing Data Protection Laws, including any Governmental Authority which is established by a member State of the European Union pursuant to Article 51 of the General Data Protection Regulation (2016/679);

"Data Protection Laws" shall mean the following Laws to the extent applicable from time to time: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), such as the law no. 78-17 on information technology, data files and civil liberties dated 6 January 1978, as amended; (b) the General Data Protection Regulation (2016/679); (c) any other similar national privacy Law; and (d) all recommendations, guidelines or decisions of the competent Data Protection Authorities binding on the Parties pursuant to applicable Law;

"Data Room" shall mean the electronic data room opened with Intralinks to which the Purchaser and its advisors had access under the name "Project Pacman" from May 3, 2022 up to July 19, 2022;

"Disclosed Information" shall mean, collectively, the information set out in the SPA and the documents listed on Annex A and previously made available for the Purchaser's and its advisors' review in the Data Room, including the Information Memorandum, the Due Diligence Reports, the Disclosed Information, the Q&A Answers and the Management Presentation; it being specified that all the Disclosed Information has been copied on the Put Option Date onto a series of secured individual storage devices of which (x) one will be provided to the Purchaser, (y) one will be retained by the Sellers' Agent and (z) one will be provided to the W&I Insurer, as soon as possible after the Put Option Date and in any event before July 26, 2022;

"DS" has the meaning ascribed to it in the Preamble;

"Due Diligence Reports" shall mean (i) the financial due diligence report provided by 8Advisory , (ii) the strategic due diligence report provided by BCG, (iii) the legal and social due diligence report provided by Fidal, (iv) the tax due diligence report provided by Arsene and (v) the environmental due diligence report provided by Ramboll;

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), easement or right of way (servitude), or other security (sûreté) similar real or personal right (droit réel ou personnel), option or similar third party right restricting in any manner the ownership, the use or the transferability of the relevant asset, or an agreement or undertaking to create any of the foregoing (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the issuer of such securities made available in the Disclosed Information, and (y) any pledge, lien, right, charge or other security created by virtue of Law or created or granted by the Purchaser or any of its Affiliates);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

"Environment" shall mean all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by any of those media, including man and their property;

"Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any governmental authority alleging potential liability arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by a Group Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

"Environmental Laws" shall mean all applicable Laws whose purpose is to protect, or prevent pollution of the Environment and human health (as it pertains to exposure to Hazardous Materials), or to regulate Releases of Hazardous Materials into the Environment, or to regulate the use, treatment, storage, burial, disposal, transportation or handling of Hazardous Materials;

"Environmental Permit" shall mean any Governmental Authorization which is issued, granted or required under Environmental Law;

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

"Ex-Im Laws" has the meaning ascribed to it in Article 2.19(d);

"Existing Indebtedness" shall have the meaning ascribed to such term in the SPA;

"Fairly Disclosed" shall mean, with respect to any matter, fact, event or circumstance, that such matter, fact, event or circumstance is disclosed with sufficient detail and in a sufficiently transparent manner to enable any buyer to understand the nature, the scope and the impact of such fact, matter, event or circumstance disclosed on the Group Companies;

"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

"Group" shall mean the group composed of the Group Companies;

"Group Companies" shall mean the Company or any Subsidiary;

"Guarantee" shall have the meaning ascribed to such term in the SPA;

"Hazardous Materials" shall mean any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to worker health and safety or capable of causing a nuisance, including, but not limited to, chemicals, materials, wastes, radioactive materials, asbestos-containing materials, petroleum and petroleum products, polychlorinated biphenyls, and substances defined as or included in the definition of "hazardous substances" "hazardous wastes" "hazardous materials" "hazardous constituents" "restricted hazardous materials" "extremely hazardous substances" "toxic substances" "contaminants" "pollutants" or "toxic pollutants" or words of similar effect under any Environmental Law;

"Iberis" has the meaning ascribed to it in the Preamble;

"Information Memorandum" shall mean the information memorandum relating to the Group Companies, dated as of March 2022 and prepared by Jefferies and Lazard;

"Information Technology" shall mean computer systems, communication systems, software, hardware and related services;

"Insurance Policies" has the meaning ascribed to it in Article 2.13(a);

"Intellectual Property Right" shall mean any registered or unregistered patent, trademark, copyright and related rights, service mark, right in domain name, social media accounts and URLs trade name, invention, logo, design right, right in invention, know-how, trade secrets, or similar registered or unregistered intellectual and/or industrial property right (droit de propriété intellectuelle ou industrielle) in any part of the world;

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Key Employees " has the meaning ascribed to it in Article 2.14(a);

"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof), including Anti-Corruption Laws and Trade Controls Laws;

"Management Accounts" means (i) the quarterly unaudited balance sheet relating to the Group as at, and for the period starting from January 1st, 2022 and ended on, March 31, 2022 and (ii) the monthly unaudited profit and loss accounts relating to the Group as at, and for the period from January 1st, 2022 and ended on, the Management Accounts Date;

"Management Accounts Date" means, (i) in respect of the quarterly unaudited balance sheet, March 31, 2022 and (ii) in respect of the monthly unaudited profit and loss accounts, May 31, 2022;

"Management Presentation" shall mean the written information provided during the management presentation dated May 20, 2022 made available in the Data Room;

"Material Contracts" has the meaning ascribed to it in Article 2.12(a);

"Material Lease Agreement" shall mean any lease agreement in respect of real properties to which any of the Group Companies is a party as of the Put Option Date and which is necessary to the business of the Group Companies as conducted on the Put Option Date, as disclosed in the Disclosed Information;

"Material Subsidiaries" shall mean the Group Companies identified in Schedule 2.2;

"Ordinary Course of Business" shall mean the management by the Group Companies of their operations in the normal course of business and consistent with past practices in all material respects (which shall be deemed to include taking or implementing any Pandemic Measure);

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Owned Real Properties" has the meaning ascribed to it in Article 2.6(a);

"Pandemic Measures" shall mean any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive imposed by any Governmental Authority in connection with, or in respect of, COVID-19;

"Parties" has the meaning ascribed to it in the Preamble;

"Person" shall mean a natural person, Entity, or Governmental Authority;

"President" shall mean the president of the supervisory board of the Company, i.e., DS;

"Proceeding" shall mean any litigation, arbitration, dispute, prosecution, investigation, enquiry, mediation or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Projects" has the meaning ascribed to it in Article 2.16(f);

"Purchase Price" shall mean the aggregate consideration to be paid for the Transferred Securities pursuant to the SPA;

"Purchaser" has the meaning ascribed to it in the Preamble;

"Put Option Date" shall mean July 19, 2022;

"Q&A Answers" shall mean the written answers provided by the management of the Group Companies, the Sellers or their respective advisors to the queries made by the Purchaser and its advisors in connection with the information set out in the Due Diligence Reports and the documents made available in the Data Room;

"Reference Date" shall mean January 1st, 2022;

"Reference Date Accounts" shall mean the audited consolidated financial statements of the Group (including the balance sheet, statement of financial position, profit and loss account, income statement and statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes), as of and for the year ended on the December 31, 2021;

"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the Environment;

"Restricted Payee" has the meaning given to it in the SPA;

"Sanctions" shall mean sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant Governmental Authority;

"Sanctioned Country" has the meaning ascribed to it in Article 2.19(d);

"Sellers" has the meaning ascribed to it in the Preamble;

"Sellers' Agent" has the meaning ascribed to it in Article 4.4(a);

"SPA" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Subsidiary" has the meaning given to it in the SPA;

"Supplemental Disclosure" has the meaning ascribed to it in Article 4.1;

"Tax" shall mean: (i) all forms of taxation, customs duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, turnover, added value or other reference, whenever and wherever imposed, including payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Tax Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person, including pursuant to any tax consolidation agreement;

"Tax Authority" shall mean a Governmental Authority having authority to assess, determine, collect or impose any Tax;

"Tax Returns" shall mean all returns, reports and forms required to be filed with any Tax Authority with respect to Taxes or any other topic;

"TC" has the meaning ascribed to it in the Preamble;

"Trade Controls Laws" means any export control, economic sanction, or import Law, including but not limited to the U.S. Export Administration Act, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Arms Export Control Act, the U.S. Foreign Relations Authorization Act, the U.S. Tariff Act of 1930, and any implementing regulations (such as those administered by the Department of Commerce, Bureau of Industry and Security, the Department of Commerce, Census Bureau, the Department of Homeland Security, Customs and Border Protection, the Department of State, Directorate of Defense Trade Controls, and the Department of Treasury, Office of Foreign Assets Control)) or U.S. Presidential executive orders, and any similar or analogous non-United States Laws;

"Transaction" shall mean the sale and purchase of the Transferred Securities in accordance the SPA;

"Transferred Securities" has the meaning ascribed to it in the SPA;

"Ukraine Situation" shall mean the war and related military actions and armed hostilities happening in Ukraine since February 24, 2022, or any evolution, escalation or worsening thereof, occurring in Ukraine;

"Vice-President & CFO" shall mean the vice-president and chief financial officer of the Company, i.e., Mrs Anne Brifault;

"W&I Insurer" shall mean Aviva Insurance Ireland Designated Activity Company;

"W&I Policy" shall mean the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurer in respect of the representations and warranties made by the Sellers to the Purchaser hereunder; and

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2           Principles of Interpretation. In this Agreement:

(a)           All references herein to Articles, Annexes and Schedules shall be deemed references to articles of, and annexes and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Annexes and Schedules are inserted for convenience only and shall have no legal effect.

(b)           The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include such items.

(c)           The dispositions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

(d)           The following rules of interpretation shall apply unless otherwise specified:

(i)            Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.

(ii)           Whenever used in this Agreement:

(A)           the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B)            the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or subsection in which the reference appears; and

(C)            except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii)          A reference to any Party to this Agreement or any other agreement or document includes such Party's successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.

(iv)          A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(v)           A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation. In Addition, any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(vi)          A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party's benefit, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly and irrevocably waives the benefits of articles 1190 and 1602 of the French Civil Code (Code Civil).

(vii)         Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(viii)        When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(ix)           Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.

(x)            Any representation or warranty qualified by the expression "to the Sellers' knowledge" or any similar expression shall be deemed to refer exclusively to the actual knowledge and awareness of the CEO (TC), the Chairman of the Supervisory Board (DS), the Vice-President & CFO (Mrs. Anne Brifault), the head of each business unit of the Group (i.e., the Chairman & CEO of Diosna (Mr. Henrik Oevermann), the Chairman of VMI (Mr. Dominique Denoël), the President of Shaffer Mixers (Mr. Kirk Lang), the President & CEO of Shick Esteve (Mr. Blake Day), the CEO of Bakon (Mr. Ronald Gijssel) and the CEO of Unifiller Systems (Mr. Martin Murphy)) and the general counsel of the Group, each after having made due and careful enquiry (including to the human resources managers or directors of the Subsidiaries) having regards to their respective positions as shareholder, officer and/or employee of any of the Group Companies. Except as set out in the preceding sentence of this Article 1.2(d)(x), no Seller shall be deemed to have any other imputed or constructive knowledge regarding the subject matter of such representation or warranty.

1.3          Nature of the Sellers' Obligations. The representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement, no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each of the Sellers hereby represents and warrants to the Purchaser that on and as of the Put Option Date and on and as of the Closing Date (it being acknowledged and agreed that any reference to "the date hereof" or similar words in such representations and warranties shall be deemed to be references to the Put Option Date or to the Closing Date and all references to conduct of the Business shall be deemed to mean as conducted on the Put Option Date or on the Closing Date):

2.1          Group Structure.

(a)           The group structure chart setting out all the Group Companies attached as Schedule 2.1(a) and the copies of the Organizational Documents of the Group Companies disclosed in the Data Room are complete, up-to-date and accurate.

(b)           Except as disclosed on Schedule 2.1(b), none of the Group Companies owns, or has agreed to acquire, any interest in the share capital of, or membership in, any Entity other than other Group Companies and no Group Company has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

2.2          Group Companies.

(a)           Each Group Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)           Schedule 2.2(b) indicates for each Group Company (i) its jurisdiction of incorporation, (ii) the aggregate amount of its share capital and aggregate number of shares issued by it, (iii) the number of its shares and the percentage of its voting rights held by each holder of shares, (iv) the aggregate number of securities, other than shares, issued by it, and (v) the number of such securities held by each holder of securities.

(c)           The shares and other equity securities in the Group Companies have been properly and validly issued and are fully paid-up.

(d)           With respect to each Group Company, except as disclosed on Schedule 2.2(d)(f), there are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase of any interests in the share capital of such Group Company and no Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or any other security giving rise to a right over the share capital and/or voting rights of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(e)           Except as disclosed on Schedule 2.2(e), all the securities issued by the Group Companies are free and clear of any Encumbrances.

(f)            Except as disclosed on Schedule 2.2(d)(f), there is no shareholders’ agreement or similar arrangement in relation to any of the Group Companies.

(g)           No Group Company is insolvent, or unable to pay its debts as they fall due, or in default under any of its obligations in relation to financial facilities. No Judgment has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up any Group Company or whereby the assets of any Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company. No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a Person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No Group Company is undercapitalized under applicable Laws.

2.3           Accounts.

(a)           The Accounts and Reference Date Accounts were prepared with reasonable care and attention in accordance with the applicable Laws and the Accounting Principles using the same accounting policies as those adopted and applied in preparing the audited consolidated financial statements of the Company for the previous three financial years applied on a consistent basis.

(b)           The Accounts and Reference Date Accounts give a true and fair view (sont réguliers et donnent une image sincère et fidèle) of the assets, liabilities and financial position of the Group as at, respectively, the Accounts Date and the Reference Date and of the profits or losses and cash flows for the financial year ended on the Accounts Date and Reference Date.

(c)           The Reference Date Accounts include all provisions and contingent liabilities in accordance with Accounting Principles.

(d)           The stock-in-trade and work-in-progress were valued in the Reference Date Accounts at figures not exceeding the amounts which could in the circumstances existing at the Reference Date reasonably be expected to be realised in the Ordinary Course of Business of the Group Companies (net of costs to complete and sell), save as indicated in the notes to the Reference Date Accounts.

(e)           No Group Company has engaged in any financing of a type which would not be required to be shown or reflected in the Reference Date Accounts.

(f)            There are no liabilities (including, for the avoidance of doubt, any deferred payroll taxes and any other deferred taxes under any COVID-19 relief program granted by any Governmental Authority), whether actual or contingent, of the Group Companies other than (i) liabilities disclosed or provided for in the Reference Date Accounts; (ii) liabilities incurred in the Ordinary Course of Business since the Reference Date, none of which is material; or (iii) liabilities disclosed elsewhere in this Agreement or in the SPA.

(g)           Other than in connection with the Existing Indebtedness and the performance bonds, warranty bonds and down-payment bonds granted in the Ordinary Course of Business, there are no off-balance sheet items of the Group Companies other than those disclosed in the Reference Date Accounts or in this Agreement.

(h)           Other than in the ordinary and usual course of business, there is no outstanding guarantee, indemnity or similar assurance against loss or other security or arrangement having an effect equivalent to the granting of security (whether or not legally binding) given:

(i)            by any Group Company; or

(ii)           for the benefit of any Group Company,

nor is any Group Company liable, by virtue of any act or omission as director, shadow director or "de facto" manager or director of another person, to pay all or part of the debts or liabilities of that person.

(i)            The Management Accounts were prepared in accordance with the Accounting Principles in all material respect (save for Accounting Principles that apply for year-end accounts) and do not materially misstate the state of affairs of and the assets, liabilities, profit and loss of the Company as at the Management Accounts Date.

2.4          Changes in the Business of the Group Companies. From and including the Reference Date up to the Put Option Date, each of the Group Companies (i) has conducted its business in the Ordinary Course of Business in substantially the same manner as theretofore conducted, and (ii) except as disclosed on Schedule 2.4, has not taken any of the following actions:

(a)            amending its Organizational Documents other than technical amendments or to comply with applicable Laws;

(b)           altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise) profits or reserves or any similar or equivalent distribution or payment, (other than to the benefit of the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company);

(c)           issuing, redeeming or cancelling any shares in its share capital or any securities (including debt securities, as the case may be) of any kind or otherwise granting any option or other right to purchase or subscribe to shares or securities giving right to its share capital (in each case other than to the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company) and, more generally, implementing any operation modifying its capital structure or its equity or quasi-equity capital or the terms of any of its securities;

(d)           taking part in any new material activity which falls outside of its usual business and past practice or decide to stop or significantly reduce any of its material existing activities;

(e)           failing to renew any governmental authorization necessary for the conduct of its business;

(f)            except for the terminating an employment agreement in the Ordinary Course of Business, entering into, amending or terminating any agreement with any Seller or any Sellers' Restricted Payees;

(g)           except as required by Law or in the Ordinary Course of Business as for (i): (i) hiring, terminating or making any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employee; (ii) inducing any Key Employee to resign from his or her employment with the relevant Group Company or (iii) granting, discontinuing or amending any award under any profit sharing, bonus or other gratuitous incentive arrangements to any Key Employee other than in accordance with the relevant Group Company's ordinary course consistent with past practice;

(h)           increasing the compensation of the Group's employees and corporate officers as a whole in excess of 3% (on a 12-month rolling basis) or as required by applicable Law or collective bargaining and employment agreements, including any bonus paid at the end of March 2022 as already provided in the Top List HR Q&A question n°8 dated 30 June 2022;

(i)            approving or implementing any transformation, restructuring (including mergers, spin-offs, contribution or sale of business as a whole or of any divisions (branche d'activité) of the Group Companies or any shares or other interests in another Group Company), winding-up, liquidation or dissolution;

(j)            making any capital expenditure or incurring any material commitment involving any capital expenditure in excess of € 2,500,000 in the aggregate,

(k)           purchasing or otherwise acquiring, by merger, spin-off, consolidation, purchase of stock or assets, contribution in kind or otherwise, or selling, transferring or otherwise disposing of, any business or division of any business (branche d'activité) or any securities or other interests in any Entity or business (fonds de commerce);

(l)            incurring or assuming, other than in the Ordinary Course of Business consistent with past practice, any indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or other existing credit facilities (to the extent disclosed to the Purchaser in the Disclosed Information), (x) indebtedness to another Group Company, (y) overdrafts or financial leases in the Ordinary Course of Business consistent with past practices and (z) hedging transactions in foreign currencies;

(m)          subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, making any loan (other than the granting of any trade credit in the Ordinary Course of Business consistent with past practice) to any Person;

(n)           subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, entering into any material amendment, supplement, waiver or other modification in respect of any material loan or financing agreement granted to any Group Company or repaying any borrowing or indebtedness in advance of its stated maturity;

(o)           changing materially its practices for billing, collection of receivables or recovery of debts from third parties and payment of debts to third parties (including, but not limited, to suppliers and financial institutions) otherwise than in the Ordinary Course of Business consistent with past practice or managing its working capital requirement contrary to its past practices;

(p)           except for the performance bonds, warranty bonds and down-payment bonds issued in the Ordinary Course of Business consistent with past practice, entering into any material Guarantee, indemnity or other agreement to secure any obligation of any Person (other than any wholly-owned Group Company);

(q)           subject to the change in the accounting procedure and practices implemented in the newly acquired Shaffer and Bakon companies to comply with the accounting procedures, policies and practices of the Group Companies, making any change in its accounting procedures, policies or practices unless required by applicable Law;

(r)            making any change in its accounting and/or Tax reference date;

(s)           subject to the change in the Tax procedure and practices implemented in the newly acquired Shaffer and Bakon companies to comply with the Tax procedures, policies and practices of the Group Companies, making any change in its Tax procedures, policies or practices, including through the termination of any Tax grouping agreement, unless required by applicable Law;

(t)            entering into any settlement in relation to any Tax-related Proceedings for an amount at stake exceeding €500,000;

(u)           instituting or settling any Proceedings, in relation to claims paid in excess of € 500,000 except what has already been provided in the Disclosed Information;

(v)           entering into, amending or terminating any material insurance policy of the Group;

(w)          committing to take any of the actions set forth in the foregoing Paragraphs (a) through (v).

2.5          Tax Matters. Except as disclosed on Schedule 2.5:

(a)           Each of the Group Companies has properly and timely filed (taking into account any extensions of time to file) or caused to be filed with the appropriate Tax Authorities all Tax Returns resulting from the last five (5) Tax periods that were required to be filed by or on behalf of such Group Company further to applicable Law, and each such Tax Return was and is complete and correct in all respects.

(b)           (x) all Taxes required to be paid by any of the Group Companies on account of any period up to the Reference Date have either been paid or are fully reflected as a liability and reserved against in the Reference Date Accounts in accordance with the Accounting Principles, other than Taxes that are being contested in good faith; and (y) all Taxes required to be paid by any of the Group Companies that have become due and payable during the period from January 1st, 2022 to the date hereof have been duly and timely paid.

(c)           (x) there are no pending audits, investigations or other Proceedings relating to the assessment or collection of Taxes (including any inquiry, audit or investigation by the French Ministry of Research relating to research and development Tax credit) for which any of the Group Companies may be liable, and (y) no claim for assessment or collection of Taxes relating to any of the Group Companies that is or may become payable by any of them has been notified in writing to any of the Group Companies by any Tax Authority.

(d)           None of the Group Companies is a party to or bound by or benefit from any Tax ruling, rescrit or agreement with any Tax Authority.

(e)           All Taxes that each Group Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, have been provided for in the Reference Date Accounts.

(f)            Each Group Company is in possession of sufficient information (including any records, invoices and information that form part of the Tax or accounting arrangements of such Group Company) to enable it and/or its directors, officers, employees or representatives to compute its liability to Taxes insofar as it depends on any transaction occurring on or before the date of this Agreement, and to meet any other obligation relating to Taxes or accounting matters. Each Group Company has maintained and has in its possession all records and documentation that (i) it is required by any applicable Law for the purpose of Tax to maintain and preserve or (ii) it is required in order to justify the Tax position retained in its Tax Returns.

(g)           All transactions between Group Companies or between Group Companies and any Seller and/or any of its Connected Persons have been entered into on arm’s length terms and, to the extent required by Law or the relevant Tax Authority, the Group has maintained reasonably adequate documentation to the transfer pricing approach adopted for such transactions.

(h)           Each Group Company possesses evidence substantiating any related party transactions, including statutory transfer pricing documentation and benchmarking analysis, in each case to the extent required by Law.

(i)            No claim has ever been made by a Governmental Authority in a jurisdiction where a Group Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and each Group Company is and has at all times been resident for Tax purposes in its place of incorporation.

(j)            No Group Company has requested an extension of time within which to file any Tax Return which has not since been filed.

(k)            No Group Company has any liability for any Taxes of any person other than itself in any manner.

2.6          Real Property.

(a)           Schedule 2.6(a) sets forth a complete and accurate list of all the real properties owned by the Group Company ("Owned Real Properties"). Except as disclosed on Schedule 2.6(a):

(i)            each of the Group Companies has valid, good and marketable title to the Owned Real Properties, free and clear of any Encumbrances;

(ii)           the Owned Real Properties are not the object of any pending Judgment, Proceeding, time limitation or unsettled claim from any Governmental Authority, and such Owned Real Properties are adequately fit for their current use and are in reasonably good operating condition, normal wear and tear excepted;

(iii)          there are no leases, subleases, licenses, concessions, easements, or other written agreements, granting to any third parties the right of use or occupancy of any portion of the Owned Real Properties;

(iv)          other than as provided for under applicable Law, there are no outstanding options, rights of first offer or rights of first refusal to sell or purchase such Owned Real Properties or any portion thereof or interest therein;

(v)           none of the Group Companies is a party to any agreement or option to sell or purchase any real property or interest therein;

(vi)          all material Governmental Authorizations required for the current use of such Owned Real Properties have been obtained and are in full force and effect;

(vii)         The Owned Real Properties are in good operating condition and repair, are suitable and fit for the purposes for which they are currently being used, and are sufficient for the Group Companies to conduct their respective business and activities as currently conducted;

(viii)        each Owned Real Property complies in all material respects with all Applicable Laws. No Group Company has received over the last three (3) years any written notice of any violation of any Applicable Law in connection with the operation or use of such Owned Real Properties.

(b)           Schedule 2.6(b) sets forth a complete and accurate list of all the Material Lease Agreements.

(i)            assuming valid title of the lessor of such real property, each of the Group Companies has the right to occupy and use all real property shown on such Schedule as leased by it in accordance with the terms of the applicable Material Lease Agreements;

(ii)           no Group Company has failed to comply with its obligations under, or with the terms of, any Material Lease Agreement;

(iii)          no party to any of the Material Lease Agreements has given any of the Group Companies written notice of: (i) any material increase after the date hereof in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the date hereof; (iii) any material variation or termination after the date hereof of any such lease; or (iv) any claim with respect to any breach or default under any such lease, the consequences of which, individually or in the aggregate, might reasonably be expected to result in the termination after the date hereof by the lessor of such lease;

(iv)          The Material Lease Agreements are valid, in full force and effect and legally binding on the concerned Group Company; and

(v)           no consent to the consummation of the Transaction is required from the lessor of any such Material Lease Agreements.

2.7          Personal Property.

(a)           Each of the Group Companies has good title to (free and clear of all Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets which are necessary for the conduct of the Business.

(b)           All such assets are in reasonably good maintenance within the standards applicable to the industry of the Business, operating condition and repair, normal wear and tear excepted, other than material machinery and equipment under repair or out of service in the Ordinary Course of Business as disclosed on Schedule 2.7(b).

2.8          Intellectual Property.

(a)           Schedule 2.8(a) sets forth a complete and accurate list of the Intellectual Property Rights owned, in whole or part, by any of the Group Companies which are, together with the Intellectual Property Rights set out in paragraph (c) below, all the Intellectual Property Rights necessary to the Business.

(b)            Except as disclosed on Schedule 2.8(b),:

(i)            each of the Group Companies has full and exclusive ownership to the Intellectual Property Rights indicated in Schedule 2.8(a) as being owned by it, free and clear of any Encumbrances;

(ii)           the Group Companies have the exclusive right to use all of the Intellectual Property Rights which are necessary to conduct the Business and that they are using in the conduct of the Business;

(iii)          the conduct of the Business by the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any third party, and to the Sellers’ knowledge, no Person is infringing on, misappropriating or otherwise violating any right of any Group Company with respect to any Intellectual Property Rights owned by the Group Companies;

(iv)          The Intellectual Property Rights are subsisting, valid and enforceable in all material respects. All registration or application fees legally required to maintain the Intellectual Property Rights indicated in Schedule 2.8(a) have been paid, all legally required renewal applications have been filed and all other steps legally required for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not materially adversely affect the use of such Intellectual Property Rights. None of the Group Companies has transferred ownership of, or granted any option, or other rights (except as provided under Schedule 2.8(c)) with respect to, any Intellectual Property Rights owned by the Group Company to any Person;

(v)           since the date which is three (3) years prior to the date hereof, none of the Group Companies has made any written claim against any Person asserting that such Person infringes, misappropriates or otherwise violates any of the Intellectual Property Rights indicated in Schedule 2.8(a) and no Group Company, has, since the same date, received any written claim alleging that the conduct of the business by any Group Company infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any third party;

(vi)          no Intellectual Property Right that is owned or co-owned by any Seller and/or any of its Connected Persons is used in the business of any Group Company; and

(vii)         neither the Sellers nor any Group Company has made any disclosure of any know-how pertaining to the Group to any Person other than the Purchaser, except in the Ordinary Course of Business without material detrimental consequences for the Group Companies and on the basis that such disclosure is to be treated as being of a confidential character;

(viii)        since the date which is three (3) years prior to the date hereof, none of the Group Companies has received any written claim or any notice by any Person or by any current or former officer, employee, contractor or consultant employed by or engaged by (as relevant) the Group Companies against the Group Companies alleging:

-               that any Intellectual Property Rights developed for the Group Companies during the course of his or her employment or his or her or its engagement is not owned or co-owned by the Group Companies; or

-              the existence of any disputes regarding the identification of individuals as inventors;

-              the compensation or other payments such as royalties in relation to any Intellectual Property Rights that he or she or it has developed, created or invented other than in accordance with the Group Companies’ remuneration policy.

(c)           Schedule 2.8(c) sets forth a list of all Contracts to which any of the Group Companies is a party as of the Put Option Date and pursuant to which:

(i)            any of the Group Companies uses or has the right to use any Intellectual Property Right owned by a third party (other than for off-the-shelf software programs that have not been customized for its use); or

(ii)            any of the Group Companies (with respect to the Intellectual Property Rights indicated in Schedule 2.8(a) as being owned by it) has granted to a third party a license or similar right to use any such Intellectual Property Right.

(d)          Each of the Contracts listed in Schedule 2.8(c):

(i)            is in full force and effect, no notice having been given on either side to terminate it; and

(ii)           the obligations of the parties thereto have been complied with in all material respects.

2.9          Compliance with Law.

(a)           the operations of each of the Group Companies are, and have been over the past five (5) years prior to the date hereof, conducted in all material respects in accordance with all applicable Laws and Judgments;

(b)           none of the Group Companies has received written notice, which remains outstanding, of any material violation by any of the Group Companies of any Law or of any material default with respect to any Judgment applicable to any of the Group Companies;

(c)           all Governmental Authorizations necessary for the operation or conduct of the Business on the date hereof have been obtained, are in full force and effect and have been and are being complied with in all material respects;

(d)           there is no Proceeding by, or Judgment of, any Governmental Authority outstanding or threatened in writing against any Group Company, including in relation to the suspension, cancellation, modification or revocation of any Governmental Authorization; and

2.10        Proceedings.

(a)           Except as disclosed on Schedule 2.10(a), there is no Proceeding pending or threatened in writing against any of the Group Companies as claimant or defendant involving a claim for (i) a stated amount in excess of €200,000, or (ii) alleging that one of the Group Companies has committed a criminal (pénal) act.

(b)           No enforceable (exécutoire) or final Judgment has been rendered against any of the Group Companies which has not been satisfied.

2.11        Products & Services Liability

(a)           Except as disclosed in Schedule 2.10(a), here has not been, over the last five (5) years, any Proceedings against any of the Group Companies in respect of any product or service safety, product or service liability, product or service warranty (whether express or implied), product or service shipment or similar claims or in respect of any personal injury, occupational safety, health or welfare conditions under any applicable Laws. To the Sellers’ knowledge, there are no breaches, violations, conditions or circumstances whatsoever which may create the legal and factual grounds for any such Proceedings in the future.

(b)           Except as disclosed in Schedule 2.11(b), in the twenty-four (24) months preceding the date hereof, no Group Companies have incurred any loss or liability exceeding an amount of €50,000 as a result of any defect or other deficiency with respect to any Business Projects, whether such loss or liability is incurred by reason of any express or implied warranty, any other legal requirement, or otherwise.

2.12        Material Contracts.

(a)           Schedule 2.12(a) sets forth a complete and accurate list of all the following Contracts primarily related to the Business to which any of the Group Companies is a party as of the Put Option Date (the "Material Contracts"):

(i)            the supply agreements (including de facto relationships) involving sums in excess of € 500,000 for their entire term;

(ii)           (x) the customer agreements involving sums in excess of € 1,000,000, for their entire term, including agreements performed but which are still under warranty, (y) the top 2 distributions agreements for each Group Company and (z) the top 2 agreements for each Group Company with agents, sales representatives or franchisee;

(iii)          Contract that contains a minimum purchase requirement for goods, equipment or service in excess of €100,000 per year;

(iv)          the Contracts with any Governmental Authority;

(v)           Contracts that materially limit the ability of the Group Company which is a party thereto to compete with any third party in any line of business which is material to such Group Company (other than any grant of exclusivity to a third party pursuant to the Contracts mentioned in (i) and (ii) above);

(vi)          guarantees of the obligations of other Persons (other than another Group Company) by any of the Group Companies;

(vii)         any agreement for capital expenditures (capex) in excess of €250,000;

(viii)        any loan, bonds, credit agreement, facility or financial lease relating to the borrowing of money by, or loan of money by the Group Companies;

(ix)           shareholders’ agreements, joint venture agreements, consortium or cooperation agreements, any arrangements providing put or call options, and similar arrangements;

(x)            internal collective bargaining agreements (accords collectifs d’entreprise), works’ council agreements and any other agreements with any union, works’ council, employees’ association or other trade, labor or employee organization governing the terms and conditions of employment;

(xi)           any customer agreements or supplier agreements providing exclusivity rights;

(xii)          any Contract that (A) requires the purchase or use of all or substantially all of its requirements of a particular product from a supplier or vendor, or (B) grants any Person the right to obtain services, or requires any Group Company to provide services, on a "most favored nation" basis;

(xiii)         any Contract which provides for the right by any third party to terminate the contract or accelerate any payment under such Contract (which payment is material) in connection with the sale of the Transferred Securities under the SPA;

(xiv)        any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments by a Group Company under each such Contract in excess of €200,000 during its remaining term following the Closing Date;

(xv)         any Contract listed in Schedule 2.8(c) that is material to the operation of the Business;

(xvi)        the Material Lease Agreements.

(b)            Except as disclosed on Schedule 2.12(a):

(i)            each Material Contract is in full force and effect, and is a legal, valid and binding agreement of the Group Company which is a party thereto, and to the Sellers’ knowledge, each other party to such Material Contract;

(ii)           each Material Contract is enforceable against the Group Company party to such Material Contract, and, to the Seller’s knowledge, against each other party to such Material Contract, in accordance with its terms;

(iii)          none of the Group Companies or, to the Sellers’ knowledge, any other party to a Material Contract is in breach of, or in default under, any Material Contract as of the date hereof, which default remains unremedied as of the date hereof and no notice of termination or of intention to terminate has been received in respect of any Material Contract;

(iv)          none of the Material Contracts (other than provided under Section 2.12(a)(xiii)) to which any of the Group Companies is a party may be terminated by the other party thereto as a result of the consummation of the Transaction;

(v)           to the Sellers’ knowledge, no commercial partner of the Group Companies, including any of its suppliers or customers, is in a state of economic dependency vis-à-vis any of the Group Companies.

(c)           Full and up-to-date copies of all the Material Contracts (together with all amendments, supplements or other modifications) are contained in the Disclosed Information, except for the Material Contracts referred to in (y) and (z) of Article 2.12(a)(ii).

2.13        Insurance.

(a)           Schedule 2.13 sets forth a complete and accurate list of all material insurance policies maintained by the Group Companies as of the Put Option Date (the "Insurance Policies").

(b)           All the Insurance Policies are in full force and effect and none of the Group Companies is in default under such Insurance Policies that would result in the termination of any such Insurance Policy or the modification of the terms thereof in an adverse manner for the Group Companies.

(c)           No act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of the Insurance Policies void, voidable or unenforceable and all premiums under such Insurance Policies have been duly paid.

(d)           There has been no breach of the terms, conditions and warranties of any of the Insurance Policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

(e)           Details of all material insurance claims made during the past three (3) years are contained in the Disclosed Information. No insurance claim under any Insurance Policy is outstanding.

2.14        Employment Matters.

(a)           Schedule 2.14(a) sets forth a complete and accurate list (on an anonymized basis) of the officers and employees of the Group Companies who received fixed gross compensation from the Group Companies in excess of €100,000 in respect of the fiscal year corresponding to the Reference Date Accounts (the "Key Employees") including each Key Employee’s (i) identification number, (ii) job title or function, (iii) job location, (iv) salary or wage rate, and (v) current status (as to leave or disability status, full-time or part-time, exempt or nonexempt and temporary or permanent status). The existing arrangements with each of the Key Employees (including any employment agreement, service agreement or similar arrangement, together with all amendments and supplements) have been provided in the Disclosed Information.

(b)           No Group Company has adopted or entered into any commitment, custom or practice of making enhanced retirement, compensation in lieu of notice, redundancy or termination payments (or equivalent) or other form of compensation or benefits, which imposes greater obligations than the statutory schemes required under any applicable Law or any applicable collective bargaining agreement, which are applicable at the date hereof.

(c)           Except as disclosed on Schedule 2.14(c), since January 1st, 2022, none of the Group Companies has paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of the Key Employees it employs, other than in the Ordinary Course of Business or as required by applicable Law or the applicable collective bargaining agreement or employment agreement.

(d)            Except as disclosed on Schedule 2.14(d), none of the Group Companies is bound by, sponsors or maintains:

(i)            any severance agreements or other Contracts providing for compensation of the employees of the Group Companies in case of termination of employment or completion of the Transaction (other than, for the avoidance of doubt, any Permitted Leakage (as this term is defined in the SPA)); or

(ii)           any (v) bonus or profit-sharing plans or arrangements, (w) company savings plans or arrangements, (x) stock purchase or stock option plans or arrangements, (y) pension or retirement plans or arrangements, or (z) other employee funds or similar employee benefit plans or arrangements providing benefits of economic value to the employees of the Group Companies, which are, in any material respect, more favorable to its employees than any mandatory plan, arrangement or fund provided by applicable labor Law or applicable collective bargaining agreements.

(e)           Each Group Company has paid all amounts due to its employees pursuant to their pension and benefit plans.

(f)            Except as disclosed on Schedule 2.14(f), each Group Company has entered into legal, valid and binding employment agreement with each of its employees and complies with its obligations in relation to fixed-term and temporary employment contracts and all fixed-term employment contracts (contrats à durée déterminée) have been duly entered into and shall not be requalified as unlimited duration employment contracts (contrat à durée indéterminée).

(g)           Except as disclosed on Schedule 2.14(g), proper provisions have been duly booked in the accounts of the Group Companies for all (i) employment litigation (including related to occupational diseases and accidents at work) based on available information, (ii) end-of career indemnities (indemnités de fin de carrière) and jubilee awards (médailles du travail), and (iii) costs related to ongoing and past redundancy plans (notably including notice period, paid leave, redeployment leave, statutory and extra-statutory dismissal indemnity, training, outplacement).

(h)           There are no pending or, to the Sellers’ knowledge, threatened claims by, on behalf of or against any of the employee plans, and to the Sellers’ knowledge, none of the employee plans are under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor, Her Majesty’s Revenue and Customs or any other governmental entity (including, for the avoidance of doubt, any Tax Authority) in any relevant jurisdiction.

(i)            None of Group Companies has received any notice of resignation, separation, retirement from any of the Key Employees, nor has sent any termination notice to any Key Employee, and to the Sellers’ knowledge, no such resignation, termination, separation or retirement is contemplated.

(j)            No amount that will be received (whether in cash or property or the vesting of property, and whether individually or in combination with any other such payment), as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by the SPA by any employee will not be deductible by reason of Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(k)           Except as disclosed on Schedule 2.14(k), no benefit plan is a multiemployer plan, and none of the Group Companies have any liability in respect of any multiemployer plan. No plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(l)            Except as disclosed on Schedule 2.14(l), each of the Group Companies (i) is in compliance in all material respects with all applicable labor Laws, in particular relating to the legal eligibility to work for all employees; the use of "independent contractor," consultant, subcontractor or other contingent worker; each employee classified as "exempt" from overtime, employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours (including statutory minimum wages and classifications); hours of work and computation of working time; payment of wages (including overtime); day-per-year working time schemes; part-time schemes; immigration; workers’ compensation; employee benefits; profit sharing; healthcare and welfare schemes; working conditions; occupational safety and health; family and medical leave; past and ongoing redundancy plans; or employee terminations, and (ii) has in all material respects duly and timely fulfilled all payment obligations to its employees.

2.15        Sufficiency of Assets. The property, rights and assets owned, leased or otherwise used by the Group Companies constitute all assets, properties or rights which are material to the conduct of the Business in the manner in, and to the extent to, which it is conducted on the date hereof.

2.16        Information Technology

(a)           Each element of the Business IT is owned by, or validly used under a written agreement with, a Group Company. No element of the Business IT is provided by other members of the Seller’s Group.

(b)           The Business IT is in good working order and is sufficient to satisfy the current business requirements of the Group Companies.

(c)           In the past three years there have been no failures of any Business IT which have had (or are having) a material adverse effect on the business of any Group Company.

(d)           All material agreements relating to the Business IT are provided under written contracts with the relevant Group Company. In relation to each such contract:

(i)            is in full force and effect, no notice having been given by either side to terminate it; and

(ii)           no disputes have arisen and the obligations of the parties thereto have been fully complied with.

(e)           Except as disclosed on Schedule 2.16, in the past three years there have been no security breaches affecting any Business IT or any unauthorised disclosures of data which, in either case, have had (or are having) a material adverse effect on the business of any Group Company. Each Group Company:

(i)            has security measures in place to protect the Business IT that are in accordance with current good industry practice;

(ii)           has carried out regular penetration testing on the Business IT and any weaknesses detected by such testing have been remedied; and

(iii)          has procedures to back up data and disaster recovery plans that are in accordance with current good industry practice.

(f)            Except as disclosed on Schedule 2.16, no material Information Technology development projects are being carried out for the benefit of any Group Company other than BI/Reporting project, Cybersecurity projects, and SAP S/4HANA project, as specified and budgeted by the Sellers (the "Projects"). In relation to the Projects:

(i)            the timetable and deadlines set out in the corresponding project plans have been met in all material respects and, to the Sellers’ knowledge, there are no grounds to believe there will be any material delay in the completion of the Projects;

(ii)           there has been no material increase in the cost of the Projects; and

(iii)          there are no material defects or deficiencies in any part of the Projects that has been delivered and, to the Sellers’ knowledge, there are no grounds to believe there will be any material defects or deficiencies in any part of the Projects that will be delivered in due course.

2.17        Data Protection.

(a)           Except as disclosed on Schedule 2.17(a), each Group Company complies and has complied with all applicable requirements of the Data Protection Laws, including the requirements related to transfers of personal data outside the European Union.

(b)           No Data Protection Authority has alleged that any Group Company has failed to comply with Data Protection Laws or threatened to conduct a Proceeding in relation to, or take enforcement action against, any Group Company.

(c)           No Group Company has suffered any personal data breach that required notification to any Data Protection Authority nor communication to data subjects.

(d)           No Group Company has been involved in a dispute with any individual in respect of any infringement of the Data Protection Laws and no Group Company has received a written claim for compensation from any individual in respect of any such infringement in the previous three (3) years.

2.18        Environmental Matters.

(a)            Except as disclosed in Schedule 2.18:

(i)            each Group Company, for the past five (5) years prior to the date hereof, has operated in compliance with all, and has not received any written notices of any violation with respect to, any applicable Environmental Laws;

(ii)           no Group Company has placed, stored, emitted, discharged, handled, transported, used or Released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials or arranged for the disposal, discharge, storage or Release of any Hazardous Materials, or exposed any employee or other Person to any Hazardous Materials, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were and are stored, handled and disposed of in accordance with applicable Environmental Laws); and

(iii)          no Environmental Claim is pending or threatened in writing against the Group Companies.

(b)           The Group Companies have not assumed, undertaken, or otherwise become subject to any liability of another Person, or provided an indemnity with respect to any liability, relating to Environmental Laws.

(c)           The Sellers have made available to the Purchaser complete and correct copies of all material studies, audits, assessments and reports relating to Hazardous Materials, Environmental Claims, or other environmental matters pertaining to the condition of the properties (including the Owned Real Properties) or Business of the Group Companies, or the compliance (or noncompliance) by the Group Companies with Environmental Laws that are in the Sellers’ possession or reasonable control.

(d)            Except as disclosed in Schedule 2.18, there is no pollution or contamination of the Environment:

(i)            at, on, in, under or emanating from any of the Owned Real Properties, the properties subject to the Material Lease Agreements or attributable to the operations of the Business for which any Group Company would reasonably be expected to incur liability under Environmental Law; nor

(ii)           at, on, in, under or emanating from any property formerly owned, leased occupied or otherwise used in connection with or affected by the businesses of any Group Company or in which any Group Company formerly had an interest for which any Group Company would reasonably be expected to incur liability under Environmental Law or in relation to an Environmental Permit or agreement in place as at the date hereof involving the Material Lease Agreements.

(e)            Except as disclosed in Schedule 2.18, each Group Company has obtained all Environmental Permits that are necessary for the Company’s activities and operations, all such Environmental Permits are valid, uncontested and in good standing, and shall not be affected in any manner by the consummation of the Transaction.

2.19        Compliance Matters.

(a)           None of the Sellers, the Group Companies or any of their respective directors, officers, managers or employees in such capacity, consultants, agents, partners, shareholders, or other Persons acting for or on behalf of any such Person or Seller Connected Person has, in relation to the Group Companies or the Transaction, engaged in any activity, practice or conduct that would constitute a violation or breach or otherwise violated or is in violation of any Anti-Corruption Laws.

(b)           Except as disclosed in Schedule 2.19, the Group Companies have in place internal controls sufficient to provide reasonable assurances that they are in compliance with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Trade Control Laws.

(c)           Except as disclosed in Schedule 2.19, each of the Sellers and the Group Companies are in compliance with Anti-Money Laundering Laws.

(d)           Except as disclosed in Schedule 2.19, in the past three years, none of Sellers or the Group Companies, nor any of their respective directors, officers, or employees or any other Person acting for or on their behalf has been or is currently: (i) the subject or target of any Sanctions, (ii) organized, resident or located in any country or region that is (or the government of which is) subject to an embargo administered by OFAC (including Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine) (each, a "Sanctioned Country"); (iii) engaging in any business or other dealings with or for the benefit of (A) a Sanctioned Country or (B) any Person that is (or in the aggregate 50% or greater owned by, directly or indirectly, or otherwise controlled by a Person that is) the subject or target of Sanctions; (iv) engaging in any export, reexport, transfer or provision of any good or service without, or exceeding the scope of, any required licenses or authorizations under export or import control laws, including the U.S. Export Administration Regulations ("Ex-Im Laws") or similar non-U.S. Laws; or (v) otherwise in violation of Trade Controls Laws; and

(e)           In the past five (5) years, no Group Company has received from any Government Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure; or conducted any internal investigation or audit, in each case concerning any actual or potential violation by the Group Companies related to Anti-Corruption Laws or Trade Controls Laws.

(f)            None of the Group Companies have been parties to or have been involved in an agreement or arrangement whatsoever or have conducted themselves (whether by omission or otherwise) in a manner which:

(i)            infringes article 101 and/or 102 of the Treaty on the Functioning of the European Union or any other Antitrust Law in any country in which the Group Companies have assets or in any place where their business may have an effect;

(ii)           to be valid, must be subject to notification, authorisation under any applicable Antitrust Law; or,

(iii)          could render the Group Companies liable to any litigation, administrative proceedings or investigation by virtue of any Antitrust Law in any country in which the Group Companies have assets or in any place where their business may have an effect.

ARTICLE III
REPAYMENT OBLIGATION

3.1          Repayment Obligation; Limitation on Quantum.

(a)           From and after the Closing Date and subject to the provisions of this ARTICLE III, each of the Sellers shall pay to Purchaser, as a partial repayment of the Purchase Price, the amount of any and all Damages which (i) has it origin or cause prior to the Closing Date and (ii) is actually and directly suffered by the Purchaser and/or any Group Company as a result of any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II, it being expressly agreed that the aggregate liability of the Sellers in respect of all claims, for any reason whatsoever, under this Agreement shall not exceed one euro (€1.00), except in case of fraud or dol from the Sellers.

(b)           Without prejudice to any rights of the Purchaser under the W&I Policy, from and after the Closing Date, the right to repayment provided for in this Article 3.1 shall be the exclusive remedy of the Purchaser against the Sellers for any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II, except in case of fraud or dol from the Sellers.

(c)           All payments made by the Sellers to the Purchaser pursuant to this ARTICLE III shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

(d)           It is specified that in the event that any fraud or dol would be alleged by the Purchaser pursuant to this Agreement, such fraud or dol shall be appreciated individually for each Party and that in no event can a Party be held liable for a fraud or dol committed by another Party.

3.2          Time Limits for Claims. Without prejudice to any rights of the Purchaser under the W&I Policy, the liability of the Sellers under Article 3.1 shall terminate on the date which is (i) thirty-six (36) months after the Closing Date in respect of any claim (other than any claim in respect of any inaccuracy or breach of a representation and warranty contained in Article 2.1 (Group Structure), 2.2 (Subsidiaries), 2.5 (Tax Matters) or 2.14 (Employment Matters)) and (ii) one (1) month after the expiry of the relevant statutory limitation period in respect of any claim in respect of any inaccuracy or breach of a representation and warranty contained in Article 2.1 (Group Structure), 2.2 (Subsidiaries), 2.5 (Tax Matters) or 2.14 (Employment Matters), in each case unless prior to such date the Purchaser has notified the Sellers of a claim thereunder. For the avoidance of doubt, the Purchaser shall not be permitted to make any claim against the Sellers for any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II unless the Closing (as such term is defined in the SPA) shall have occurred.

3.3          Payment. No amount shall become due and payable by the Sellers to the Purchaser (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability; and (y) in respect of any claim made by a third party unless and to the extent that the Purchaser or the relevant Group Company is under the obligation to immediately pay the relevant Damages to the relevant third party as a result of the issuance of a compulsorily payable tax notice ("avis d’imposition ou de recouvrement") or an enforceable decision of a court or arbitration tribunal of competent jurisdiction ("décision exécutoire") or a binding settlement or other agreement among the relevant parties.

3.4          Exclusions.

(a)           The Sellers shall not have any liability under this ARTICLE III for any Damages resulting from or arising out of:

(i)            any event, fact, matter, circumstance or omission which was Fairly Disclosed in this Agreement (including the Schedules), in the Supplemental Disclosure or in the Disclosed Information;

(ii)           any matter which was specifically agreed in writing by the Purchaser;

(iii)          any voluntary action or omission of the Purchaser or, after the Closing Date, a Group Company, provided, however, that the Sellers shall remain liable if such action or omission was done, committed or effected (x) in the Ordinary Course of Business in continuance of practices of the Group Companies existing prior to Closing or (y) in order to comply with Law; or

(iv)          the passing of, or any change in, any Law not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the Closing Date.

(b)           In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Agreement, there shall be deducted (i) the amount of any corresponding cash Tax savings or benefit (excluding any loss carry-back or carry-forward) actually received by the Purchaser or any of its Affiliates (including any of the Group Companies) during the fiscal year of occurrence of the corresponding Damage and the following fiscal year and (ii) the amount of any VAT actually recovered by the Purchaser or any Group Company in connection with the relevant amount.

3.5          No Liability; W&I Insurance.

(a)           The Purchaser represents and warrants to the Sellers that the W&I Policy contains a waiver by the W&I Insurer of any rights of subrogation the Purchaser may have against the Sellers in relation to any claim in respect of any representation or warranty of the Sellers set forth in ARTICLE II, except in case of fraud or dol.

(b)           The Purchaser agrees with the Sellers that, except claims in case of fraud or dol, it will not be entitled to make, will not make, and waives any right it may have to make, any claim against the Sellers under this Agreement in respect of the representations and warranties of the Sellers set forth in ARTICLE II and that, in the event that anything causes such waiver not to have full force and effect under its terms, the Purchaser shall enforce any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Sellers upon the terms set out in the W&I Policy. Accordingly, the Purchaser shall indemnify and hold harmless the Sellers for reasonable costs and expenses incurred by any Seller in defending against any claim made by the Purchaser or W&I Insurer for a breach of the representations and warranties of the Sellers set forth in Article II or in the Supplemental Disclosure as determined by a definitive and enforceable judgment (jugement ayant force exécutoire) of a court or arbitration tribunal of competent jurisdiction.

(c)           All costs and expenses relating to the W&I Policy shall be for the account of the Purchaser and the Purchaser shall be solely responsible for the payment of thereof to the W&I Insurer.

ARTICLE IV
MISCELLANEOUS

4.1          Disclosure Update. From the Put Option Date until the Closing Date, the Sellers shall, in relation to all the representations and warranties of the Sellers set forth in ARTICLE II which are to be repeated as at the Closing Date, (x) update, supplement or amend any existing Schedule to any such representations and warranties set out in ARTICLE II or (y) provide the Purchaser with new Schedules to such representations and warranties set out in ARTICLE II, in each case to reflect any fact, event or circumstance that has occurred during that period and that would constitute a breach or inaccuracy of the relevant representations and warranties set out in ARTICLE II as at the Closing Date (to the extent such representations and warranties set out in ARTICLE II are to be repeated as at the Closing Date) (the "Supplemental Disclosure").

4.2          Termination.

(a)           This Agreement may be terminated, at any time prior to the Closing, by the written agreement of the Purchaser and the Sellers’ Agent.

(b)           This Agreement shall also automatically terminate upon termination of the SPA in accordance with its terms.

(c)           Upon any termination of this Agreement pursuant to paragraphs (a) or (b) of this Article 4.1, all further obligations of the Parties hereunder, other than pursuant to Article 4.3 (Confidentiality), 4.4 (Sellers’ Agent), 4.5 (Costs and Expenses), 4.7 (Unforeseeability), 4.8 (Express Waiver), 4.9 (Notice), 4.10 (Entire Agreement), 4.11 (No Third-Party Rights; Assignment), 4.13 (Waiver and Amendments) and 4.14 (Governing Law and Submission to Jurisdiction), shall terminate.

4.3          Confidentiality.

The terms of this Agreement are confidential and subject to Article 7.3 (Public Announcements) of the SPA as if such obligations had been set forth in full in this Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Agreement, the Parties, the Purchaser, the Sellers, the Sellers’ Agent and the date of this Agreement.

4.4          Sellers' Agent.

(a)           Each of the Sellers hereby appoints irrevocably and exclusively Iberis, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as his/her/its agent (mandataire) pursuant to a common interest mandate (mandat d’intérêt commun) (the "Sellers' Agent") to, in his/her/its name and on its behalf:

(i)            amend the terms of this Agreement, except if the contemplated amendment materially affect negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others));

(ii)           receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and

(iii)          deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(iv)          make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(v)           handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vi)          more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 4.1).

(b)           This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them.

(c)           Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(d)           References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(e)           The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

(f)            The Sellers' Agent may resign at any time. In the event that the Sellers' Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Agent for all purposes of this Agreement. Any obligation of the Purchaser to take any action in respect of the Sellers' Agent shall be suspended during any period that the position of the Sellers' Agent is vacant. If the Sellers fail to appoint a Sellers' Agent within ten (10) calendar days of any vacancy, the Purchaser shall have the right to appoint a replacement Sellers' Agent who will serve as Sellers' Agent until otherwise replaced.

4.5          Costs and Expenses. Without prejudice to Article 3.5(c) above, whether or not the Transaction is consummated, each of the Sellers and the Purchaser shall bear his/her/its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement.

4.6          Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil).

4.7          Unforeseeability.

(a)            Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of and/or as a result of COVID 19, any Pandemic Measure, the Ukraine Situation and any fluctuation or change of interest rates or market conditions).

(b)           Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

4.8          Express Waivers. Subject to the provisions of this Agreement, each of the Parties expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of articles 1626, 1641 and 1643 of the French Civil Code (Code Civil) and the benefit of any other warranties generally available to purchasers under applicable Law, and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code (Code Civil) and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

4.9          Notices.

(a)           All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex B and:

(i)            sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception;

(ii)           sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or

(iii)          delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient.

(b)           Any notice, demand or other communication made in accordance with subsection (a) above shall be deemed to have been duly given or made as follows:

(i)            if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier or letter;

(ii)            if sent by email, on the date and time indicated on such email, provided that a confirmation including a copy of such email is sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception; and

(iii)           if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours where the recipient is located, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except if the context implies otherwise.

(c)           A Party may notify the other Parties of a change to its name, relevant addressee, address or electronic address for the purposes of this Article 4.9 in accordance with provisions of this Article 4.9 provided that such notification shall only be effective:

(i)            on the date specified in the notification as the date on which the change is to take place; or

(ii)           if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

4.10        Entire Agreement. This Agreement (together with the Confidentiality Agreement and the SPA) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the SPA. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. Any matter disclosed in any Annex or Schedule to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement (notwithstanding the absence of any specific cross-references in the Annex, Schedule or Article in question). The Purchaser acknowledges that certain items to which the Annexes and Schedules refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

4.11        No Third Party Rights; Assignment.

(a)           Except as expressly provided herein, this Agreement shall inure to the sole and exclusive benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.

(b)           Notwithstanding the provisions of Article 4.11(a), the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, assign the benefit of all or part of this Agreement to (and it may be enforced by) any of its wholly owned direct or indirect Affiliates.

(c)            Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

4.12        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.13        Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties, referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement may be so modified or amended, and any of its terms or conditions may be so waived, by the Sellers and the Purchaser (and their authorized assignees) without the consent of any third party beneficiary.

4.14        Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.

4.15        Electronic Signature. The Parties to this Agreement:

(a)            acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®);

(b)           expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such Parties;

(c)            agree to designate Paris (France) as the place of signature of this Agreement; and

(d)            acknowledge and accept that this Agreement shall be effective as from the date first written above.

[SIGNATURES ON THE NEXT PAGE]

Hillenbrand GERMANY HOLDING GmbH

By:
Name:
Title:

IBERIS INTERNATIONAL S.À R.L		MR. TIMOTHY COOK

By:
Name:
Title:

MR. DIDIER SOUMET	Additional Sellers identified in Annex 0

By:
Name:
Title:

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